UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Dear Stockholder,

We cordially invite you to attend the ResMed Inc. annual stockholders meeting on Thursday, November 17, 2016, at 10:00 a.m. Australian Eastern Time (Wednesday, November 16, 2016, at 3:00 p.m. US Pacific Time) in ResMed’s Australian corporate office located at 1 Elizabeth Macarthur Drive, Bella Vista New South Wales 2153.

Your vote is important. We are promoting the use of the internet to provide proxy materials to stockholders, as we believe this is an efficient, cost-effective and environmentally responsible method for facilitating our annual meeting. Please read “VOTING INSTRUCTIONS AND GENERAL INFORMATION – Voting by Attending our Annual Meeting” in the proxy statement.

Very truly yours,

Peter C. Farrell

Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF RESMED INC.

Date:	Thursday, November 17, 2016, at 10:00 a.m. Australian Eastern Time Wednesday, November 16, 2016, at 3:00 p.m. US Pacific Time

Location:	ResMed’s Australian corporate office 1 Elizabeth Macarthur Drive Bella Vista New South Wales 2153 Australia

Items of business:

1.          Elect two directors, each to serve until our 2019 annual meeting and until their successors are elected and qualified. The nominees for election as directors at the 2016 annual meeting are Carol Burt and Rich Sulpizio.

2.          Ratify our selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2017.

3.          Approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this proxy statement.

4.          Transact other business that may properly come before the meeting.

Record date:	You are entitled to vote only if you were a ResMed stockholder at the close of business on September 20, 2016, at 4:00 p.m. US Eastern Time.

Meeting admission:

Stockholders are cordially invited to attend the annual meeting. If you plan to attend the meeting, you will need proof of share ownership as of 4:00 p.m. US Eastern Time on Tuesday, September 20, 2016, together with photo identification. If your shares are not registered in your name, you must bring proof of share ownership (such as a recent bank or brokerage firm account statement, together with proper identification) in order to be admitted to our annual meeting. Please also note that if your shares are not registered in your name and you wish to vote at our annual meeting, you must bring to our annual meeting a legal proxy from the record holder of the shares, which is the broker or other nominee, authorizing you to vote at our annual meeting.

If you cannot attend the meeting in person, you may vote your shares by toll-free number, by internet, or, if this proxy statement was mailed to you, by completing and signing the accompanying proxy card and promptly returning it in the envelope provided. Please read Voting instructions and general information in the proxy statement.

By order of the board of directors,

David Pendarvis

Secretary

VOTING INSTRUCTIONS AND GENERAL INFORMATION

Why am I receiving these materials?

ResMed’s board of directors is soliciting your proxy to vote at our 2016 annual meeting of stockholders and any continuation, postponement or adjournment of the meeting. The meeting is scheduled for Thursday, November 17, 2016, at 10:00 a.m. Australian Eastern Time, Wednesday, November 16, 2016, at 3:00 p.m. US Pacific Time) in ResMed’s Australian corporate office located at 1 Elizabeth Macarthur Drive, Bella Vista New South Wales 2153, Australia. If you held shares of our stock on September 20, 2016, we invite you to attend the annual meeting and vote on the proposals described below under the heading “What am I voting on?” You do not need to attend the annual meeting to vote your shares. Instead, you may vote over the internet, by telephone, or complete, sign, date, and return the enclosed proxy card by mail.

When and where are proxy materials available?

We expect to first make this proxy statement available to our stockholders and our holders of Clearing House Electronic Subregister System, or CHESS, Units of Foreign Securities on the internet, and to mail notice and access materials on or about October 10, 2016. Our annual report on Form 10-K was filed with the US Securities and Exchange Commission, or SEC, on August 4, 2016. You can review our 10-K on our website, at investor.resmed.com, and at the website where our proxy materials are posted, at www.proxyvote.com and www.investorvote.com.au.

Please access and review the proxy materials before voting.

Voting instructions

Voting matters and board recommendations:

Matter	Vote recommendation
Election of the 2 nominees identified in this proxy statement to the Board of Directors (page 8)	FOR each director nominee
Ratification of selection of independent registered public accountants (page 17)	FOR
Advisory vote to approve executive compensation (page 18)	FOR

Who can vote at the annual meeting?

You are entitled to vote or direct the voting of your ResMed shares if you were a stockholder of record, a beneficial owner of shares held in street name, or a holder of CHESS Units of Foreign Securities, as of 4:00 p.m. US Eastern Time, on September 20, 2016, the record date for our annual meeting. As of the record date, there were 140,887,403 shares of ResMed common stock outstanding, excluding treasury shares. Treasury shares will not be voted. Each stockholder has one vote for each share of common stock held on the record date. As summarized below, there are some distinctions between shares held of record, those owned beneficially in street name, and those held through CHESS Units of Foreign Securities.

What does it mean to be a stockholder of record?

If, on the record date, your shares of common stock were registered directly in your name with our transfer agent, Computershare, then you are a “stockholder of record.” As a stockholder of record, you may vote in person at the annual meeting or vote by proxy. Whether or not you plan to attend the annual meeting, we urge you to vote by the internet, by telephone, or to fill out and return the enclosed proxy card, to ensure your vote is counted.

What does it mean to beneficially own shares in “street name?”

If, on the record date, your shares of common stock were held in an account at a broker, bank, or other financial institution (we will refer to those organizations collectively as a “broker”), then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker. The broker holding your account is considered the stockholder of record for purposes of voting at our annual meeting. As the beneficial owner, you have the right to direct your broker on how to vote the shares in your account. As a beneficial owner, you are invited to attend the annual meeting. But because you are not a stockholder of record, if you want to vote your shares in person at the annual meeting, you must request and obtain a valid proxy from your broker giving you that right, and must satisfy the annual meeting admission criteria described below.

Your broker is not permitted to vote on your behalf on any matter to be considered at the annual meeting (other than ratifying our appointment of KPMG) unless you specifically instruct the broker how to vote. We encourage you to communicate your voting decisions to your broker before the annual meeting date to ensure that your vote will be counted.

What does it mean to be a holder of CHESS Units of Foreign Securities?

CHESS Units of Foreign Securities are depositary interests issued by ResMed through CHESS, and traded on the Australian Securities Exchange, or ASX. The depositary interests are frequently called “CUFS”, or “CDIs.” If you own ResMed CUFS or CDIs, then you are the beneficial owner of one ResMed common share for every ten CUFS or CDIs you own. Legal title is held by CHESS Depositary Nominees Pty Limited. CHESS Depositary Nominees is considered the stockholder of record for purposes of voting at our annual meeting. As the beneficial owner, you have the right to direct CHESS Depositary Nominees on how to vote the shares in your account. As a beneficial owner, you are invited to attend the annual meeting. But because you are not a stockholder of record, if you want to vote your shares in person at the annual meeting, you must request and obtain a valid proxy from CHESS Depositary Nominees giving you that right, and must satisfy the annual meeting admission criteria described below.

You will receive a notice from Computershare allowing you to deliver your voting instructions over the internet. In addition, you may request paper copies of the proxy statement and voting instructions by following the instructions on the notice provided by Computershare.

Under the rules governing CUFS and CDIs, CHESS Depositary Nominees are not permitted to vote on your behalf on any matter to be considered at the annual meeting unless you specifically instruct CHESS Depositary Nominees how to vote. We encourage you to communicate your voting decisions to CHESS Depositary Nominees before the annual meeting date to ensure that your vote will be counted.

How do I vote my shares before the annual meeting?

Holders of common stock listed on the New York Stock Exchange, or NYSE. If you are a holder of common stock listed on the NYSE, you may vote before the meeting by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the internet or on a paper copy, and (2) for shares held as a record holder and shares held in “street name.” You may request paper copies of the proxy statement and proxy card by following the instructions on the notice described below.

Holder	Method of voting
Holders of record	If you hold your shares of common stock as a record holder and you are viewing this proxy statement on the internet, you may vote by submitting a proxy over the internet or by telephone by following the instructions on the website referred to in the notice of internet availability of proxy materials previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the pre-addressed, postage-paid envelope provided to you, or by using the toll-free number, or by submitting a proxy over the internet using the instructions on the proxy card.
Shares held in “street name”	If you hold your shares of common stock in street name, you will receive a notice from your broker with instructions on how to vote your shares. Your broker will allow you to deliver your voting instructions over the internet.
Holders of CUFS or CDIs listed on the ASX	If you hold our CUFS or CDIs, you will receive a notice from Computershare, which will allow you to make your voting instructions over the internet. In addition, you may request paper copies of the proxy statement and voting instructions from Computershare by following the instructions on the notice provided by Computershare.

Internet voting closes in the US at 11:59 p.m., November 15, 2016 US Eastern Time for shares traded on the NYSE, and 10:00 a.m., November 15, 2016 Australian Eastern Time for holders of CHESS Units of Foreign Securities listed on the ASX.

How do I vote in person at the annual meeting?

If you attend our annual meeting and want to vote in person, you may vote your shares in person by requesting a ballot at our annual meeting. You will need to have proof of ownership and valid photo identification with you for admission to our annual meeting. Please note, however, that if your shares are held in street name, or if you hold CUFS or CDIs, you must bring a legal proxy from the record holder of the shares (which is the broker, other nominee, or CHESS nominee), authorizing you to vote at our annual meeting.

How can I revoke my proxy or change my vote?

You may revoke your proxy and change your vote at any time before the proxy is exercised by any of the following methods:

Holder	Method of voting
Holders of record

•      Delivering written notice of revocation to our secretary at our principal executive office located at 9001 Spectrum Center Boulevard, San Diego, California 92123 USA;

•      Delivering another timely and later dated proxy to our secretary at our principal executive office located at 9001 Spectrum Center Boulevard, San Diego, California 92123 USA;

•      Revoking by internet or by telephone before 11:59 p.m. US Eastern Time on November 15, 2016, for shares traded on the NYSE and 10:00 a.m. Australian Eastern Time on November 15, 2016, for holders of CHESS Units of Foreign Securities listed on the ASX; or

•      Attending the 2016 annual meeting and voting in person by written ballot. Please note that your attendance at the meeting will not revoke your proxy unless you actually vote at the meeting.

Stock held by brokers, banks and nominees; and CUFS or CDIs	You must contact your broker, bank or other nominee to obtain instructions on how to revoke your proxy or change your vote. You may also obtain a “legal proxy” from your broker, bank or other nominee to attend our annual meeting and vote in person by written ballot.

What happens if I return the proxy card to ResMed but do not make specific choices?

If you return a signed, dated proxy card to us with a choice specified on a voting matter, we will vote your shares according to your choice. If you return a signed, dated proxy card to us but do not make specific choices, we will vote your shares as follows: (1) FOR each of the two nominees to our board identified in this proxy statement; (2) FOR ratifying our selection of KPMG; and (3) FOR approving, on a non-binding, advisory basis, the compensation we paid our named executive officers.

What does it mean if I received more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

General information

What are broker non-votes and how are they counted?

If your broker holds your common stock in street name and you have not provided your broker with voting instructions, your broker may vote your shares in its discretion on proposals NYSE rules consider “routine.” The only proposal considered “routine” in our meeting is the proposal to ratify the selection of our independent registered public accounting firm. If you do not provide direction to your broker for that proposal, your broker may exercise its discretion to vote your shares. The election of directors and the advisory vote on executive compensation are not considered “routine”, and brokers do not have discretionary authority to vote on these matters without your direction. You must indicate to your broker how you wish to vote on any non-routine matter with respect to any shares you hold in street name or they will be considered a “broker non-vote.”

Broker non-votes will not affect the outcome of the election of our directors or the advisory vote regarding our executive compensation, as these matters are generally determined based on the number of votes cast and broker non-votes are not considered votes cast.

Your vote is important. Please submit your proxy, or provide instructions to your brokerage firm, bank or the CHESS Depositary Nominees. This will ensure that your shares are voted at our annual meeting.

How many shares must be present or represented to conduct business at the annual meeting?

A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if a majority of the outstanding shares entitled to vote are represented at our annual meeting. Shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares represented at our annual meeting for purposes of determining a quorum. If there are insufficient votes to constitute a quorum at the time of the annual meeting, we may adjourn the annual meeting to solicit additional proxies.

On the record date we had outstanding 140,887,403 shares of common stock (excluding treasury shares), the holders of which are entitled to one vote per share. Accordingly, an aggregate of 140,887,403 votes may be cast on each matter to be considered at our annual meeting, and at least 70,443,705 shares must be represented at the meeting to have a quorum.

What is the voting requirement to approve each of the proposals?

Proposal 1 – Directors will be elected by a majority of the votes cast in person or by proxy, which means that the number of votes cast “for” a candidate for director must exceed the number of votes cast “against” that candidate. Abstentions and broker non-votes do not count as a vote cast either “for” or “against” and will not affect the outcome of the election.

Under our board’s policy, in uncontested elections, an incumbent director nominee who does not receive the required votes for re-election will continue to serve, but is expected to tender a resignation to the board. The nominating and governance committee, or another duly authorized committee of the board, will decide whether to accept or reject the tendered resignation, generally within 90 days after the election results are certified. We will publicly disclose the board’s decision on the tendered resignation and the rationale behind the decision.

Proposal 2 – The proposal to ratify our selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2017 requires the affirmative vote of a majority of the aggregate votes cast in person or by proxy. Abstentions will not affect the outcome of this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm, so we do not expect broker non-votes to result from the vote on proposal 2. Any broker non-votes that may result will not affect the outcome of this proposal.

Proposal 3 – The advisory vote to approve our executive compensation (“say on pay” vote) requires the affirmative vote of a majority of shares cast in person or by proxy. Abstentions and broker non-votes will not affect the outcome of this proposal. As an advisory vote, the results of this vote will not be binding on the board or the company. However, the board values the opinions of our stockholders and will consider the outcome of the vote when making future decisions on our named executive officers’ compensation, and on our executive compensation principles, policies and procedures.

Who pays the costs of proxy solicitors?

The cost of soliciting proxies will be borne by us. After the original delivery of the notice and other proxy soliciting material, further solicitation of proxies may be made by mail, telephone, facsimile, electronic mail, and personal interview by our regular employees, who will not receive additional compensation for the solicitation. We will also request that brokerage firms and other nominees or fiduciaries deliver the notice and proxy soliciting material to beneficial owners of the stock held in their names, and we will reimburse them for reasonable out-of-pocket expenses they incur.

How can I see a list of stockholders?

Under Delaware law, a list of stockholders entitled to vote at our annual meeting will be available at the meeting and for ten days before our annual meeting in our principal executive office, located at 9001 Spectrum Center Boulevard, San Diego, California, 92123 USA, between the hours of 9:00 a.m. and 4:00 p.m. US Pacific Time.

How will I receive my proxy materials?

We are furnishing proxy materials (proxy statement and annual report on Form 10-K) to our stockholders by the internet, instead of mailing printed copies of proxy materials to each stockholder. Accordingly, we are sending a notice of internet availability of proxy materials to our stockholders of record. If your shares are listed in street name on the NYSE, brokers who hold shares on your behalf will send you their own similar notice. If you hold CUFS or CDIs listed on the ASX, you will receive your notice from Computershare. If you received the notice by mail, you will not automatically receive a printed copy of the proxy materials in the mail. Instead, the notice tells you how to use the internet to access and review this proxy statement, our annual report on Form 10-K, and proxy voting card. The notice also tells you how you may submit your proxy via the internet.

Our proxy materials explain how you may request to receive your materials in printed form on a one-time or ongoing basis. Certain stockholders who have previously given us a permanent request to receive a paper copy of our proxy materials will be sent paper copies in the mail.

PROPOSALS

PROPOSAL 1: ELECTION OF DIRECTORS

Our bylaws authorize a board of directors with between one and thirteen members, with the exact number to be specified by the board from time to time. Our board currently authorizes eight directors.

Our board is divided into three classes. One class is elected every year at our annual meeting for a term of three years. The class of directors whose term expires in 2016 has two members: Carol Burt and Rich Sulpizio. Accordingly, two directors are to be elected at this annual meeting, who will hold office until the 2019 annual meeting or until the director’s earlier death, disability, resignation, or removal.

On the nominating and governance committee’s recommendation, our board has nominated Carol Burt and Rich Sulpizio as directors at this annual meeting. We are soliciting proxies in favor of these nominees and proxies will be voted for them unless the proxy otherwise specifies. If Carol Burt or Rich Sulpizio becomes unable or unwilling to serve as director, the proxies will be voted for the election of such other person, if any, that the board designates.

Information concerning the nominees for director and the other directors who will continue in office after our annual meeting is set forth below:

Director	Current term expiration	Age as of September 20, 2016	Position

Carol Burt	2016	58	Director, and nominee for re-election

Rich Sulpizio	2016	66	Director, and nominee for re-election

Michael Farrell	2017	44	Chief executive officer

Chris Roberts	2017	62	Director

Jack Wareham	2017	75	Director

Peter Farrell	2018	74	Founder, chairman of the board

Gary Pace	2018	68	Director

Ron Taylor	2018	68	Lead director

The following biographical information is furnished with regard to our directors (including nominees) as of September 20, 2016.

Nominees for election at our annual meeting to serve for a three-year term expiring at the 2019 annual meeting:

Carol Burt has served as our director since November 2013. She is a member of our audit committee.

Ms. Burt has been a principal of Burt-Hilliard Investments since 2008, and since January 2013, serves on the operating council and acts as advisor to Consonance Capital Partners, a New York-based private equity firm focused on investing in the healthcare industry. Ms. Burt was formerly an executive of WellPoint, Inc. (now Anthem, Inc.), where she served from 1997 to 2007, most recently as WellPoint’s senior vice president, corporate finance and development. In her time at WellPoint, Ms. Burt was responsible for, among other things, corporate strategic planning and execution, mergers and acquisitions, strategic investments, finance, treasury, and real estate management. In addition, WellPoint’s financial services and international insurance business units reported to her.

Before joining WellPoint, Ms. Burt was senior vice president finance and treasurer at American Medical Response, a medical transportation company. Ms. Burt also spent 16 years at Chase Securities, Inc. (now JP Morgan), most recently as founder, managing director, and head of the healthcare investment banking group.

Ms. Burt serves on the board of WellCare Health Plans, Inc., a publicly-held managed care company focused on government-sponsored healthcare programs including Medicare and Medicaid plans; and Envision Healthcare, a publicly-held company providing integrated facility-based physician services, medical transportation services and comprehensive patient care management. Ms. Burt chairs WellCare’s compensation committee, and serves on the audit and finance and nominating and governance committees. She also serves on Envision’s audit and compensation committees and chairs the nominating and governance committee. Previously, Ms. Burt served on the board of Vanguard Health Systems, Inc. and Transitional Hospitals Corporation.

Ms. Burt graduated magna cum laude, from the University of Houston, earning a Bachelor of Business Administration.

Ms. Burt’s skills and experience, particularly her over 30 years of experience in operations, strategy, corporate finance and investment banking in the health insurance, healthcare services and financial services industries, combined with her board experience, led our board to the conclusion that she should serve as a director.

Rich Sulpizio has served as our director since August 2005. He is chair of our compensation committee.

Mr. Sulpizio retired as President and COO of Qualcomm, Inc. in 2001. He served on Qualcomm’s board of directors from 2000 until 2007. Mr. Sulpizio joined Qualcomm in 1991 and in 1994, was appointed president of Qualcomm Wireless Business Solutions. Four years later, he became Qualcomm’s President and COO. In 2002, he re-joined Qualcomm to serve as interim president of Qualcomm China and then took the helm of Qualcomm Europe in 2004. He was appointed as interim president in 2005 of MediaFLO USA, Inc. (now FLO TV Incorporated), a wholly-owned subsidiary of Qualcomm, and was chartered with overseeing the development and deployment of MediaFLO technology and bringing multimedia services to the wireless industry. Mr. Sulpizio’s last assignment, from December 2009 to November 2013, was President and CEO of Qualcomm Enterprise Services (QES), a division of Qualcomm, Inc., which was sold to a private equity firm.

Before joining Qualcomm, Mr. Sulpizio worked at Unisys Corporation and Fluor Corporation.

Mr. Sulpizio currently serves as a director of CA, Inc., an information technology management software company. He also serves as an honorary board member of the advisory board of the University of California San Diego’s Sulpizio Family Cardiovascular Center. Mr. Sulpizio holds a B.A. from California State University, Los Angeles, and an M.S. in Systems Management from the University of Southern California. Mr. Sulpizio’s background reflects significant executive and operational experience with publicly-held technology companies, including his service as the president and chief operating officer of Qualcomm, and seven years as a member of the Qualcomm board’s strategic committee. In addition, Mr. Sulpizio also serves as a member of the compensation and governance committees of CA Technologies. In 2015 the Corporate Directors Forum honored Mr. Sulpizio as “Director of the Year in Corporate Governance.”

Mr. Sulpizio’s experience and skills led our board to the conclusion that he should serve as a director.

BOARD RECOMMENDATION YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE TWO NOMINEES TO THE BOARD OF DIRECTORS.

Directors continuing in office until our 2017 annual meeting:

Michael Farrell has served as our director since March 1, 2013.

Mr. Farrell has been our chief executive officer and a director since March 1, 2013. Before that appointment, he served as our president – Americas from May 2011; our senior vice president, strategic business unit – sleep from July 2007 to May 2011; our vice president, marketing for the Americas from June 2005 through July 2007; and before that was our vice president, business development. Before joining ResMed in September 2000, Mr. Farrell worked in management consulting and biotechnology, as well as in chemicals and steel manufacturing at Arthur D. Little, Genzyme Corporation (now part of Sanofi), Dow Chemical, and BHP Billiton.

Mr. Farrell serves on the board of directors of Zimmer Biomet (NYSE: ZBH), a multi-billion dollar public company that provides implantable musculoskeletal medical devices for patients globally. Mr. Farrell is a member of the Compensation and Management Development committee as well as the Research, Innovation and Technology committee at Zimmer Biomet. Mr. Farrell also serves on the ResMed board of directors, as well as on the board of directors of the Advanced Medical Technology Association (AdvaMed), based in Washington, DC. Mr. Farrell volunteers as a trustee for three non-profit organizations: the La Jolla Playhouse, the Museum of Man, and Rady Children’s Hospital.

Mr. Farrell holds a bachelor of engineering, with first-class honours, from the University of New South Wales, a master of science in chemical engineering from the Massachusetts Institute of Technology, and an M.B.A. from the MIT Sloan School of Management.

Mr. Farrell’s father, Peter Farrell, is our founder and chairman of the board.

Mr. Farrell was appointed to serve as a director on the board effective March 1, 2013, at the same time he was appointed as chief executive officer. Mr. Farrell does not serve on any of the ResMed board’s committees, but he does serve on the compensation and management development, and research, innovation and technology committees at Zimmer Biomet.

Mr. Farrell’s skills and more than 16 years’ experience with ResMed and over 21 years’ experience with healthcare and manufacturing industries provides him with a unique and deep understanding of our operations, technology and market, and led our board to the conclusion that he should serve as a director. In addition, the board believes it appropriate for the chief executive officer to serve as a member of the board.

Chris Roberts has served as our director since September 1992 and is a member of our audit committee. He also served as a director from August 1989 to November 1990.

Since February 2016, Dr. Roberts has been a PLuS Alliance Professor appointed across three universities: King’s College London, Arizona State University and University of New South Wales. From 2004 through August 2015, Dr. Roberts served as chief executive officer, president, and a board member of Cochlear Limited, an ASX-listed hearing implant company for the treatment of severe and profound hearing impairment. Between August 1992 and December 2003 he was ResMed’s executive vice president responsible for European and Asia Pacific activities.

Dr. Roberts holds a B.E. in chemical engineering with honors from the University of New South Wales, an M.B.A. from Macquarie University, a Ph.D. in biomedical engineering from the University of New South Wales, and a Doctor of Science (honoris causa) from both Macquarie University and from University of New South Wales. He is a fellow of the Australian Academy of Technological Sciences and Engineering, a fellow of the Australian Institute of Company Directors, and an honorary fellow of the Institution of Engineers Australia. He is a member of Innovation Australia, an independent body responsible for Australian government advice on science, research and innovation.

Dr. Roberts’ knowledge of our business gained through his significant executive service as our executive vice president responsible for our European and Asia Pacific commercial operations, combined with his executive experience with other publicly-held international medical device companies, led our board to the conclusion that he should serve as a director. In particular, the board believes Dr. Roberts’ lengthy tenure as a director of ResMed, especially when combined with his experience as a senior executive with ResMed, provides valuable depth of understanding of ResMed and its business environment, and continuity with board decisions and discussions. The board also believes that directors with longer tenure are more willing to criticize and challenge management, thus providing more independence. In addition, the board believes that the length of time that has elapsed since Dr. Roberts was an executive of ResMed enhances his independence. The board also believes that Dr. Roberts’ background and ongoing experience as the chief executive officer of a global medical device company based in Australia provides an important perspective for the board.

Jack Wareham has served as our director since January 2005. He is chair of our audit committee and a member of our nominating and governance committee.

From September 1993 to January 2004, Mr. Wareham was the president of Beckman Coulter, Inc. a NYSE-listed biomedical company that develops and markets instruments, chemistries, software and supplies to simplify and automate laboratory processes. Mr. Wareham also served as chief executive officer from August 1998 to February 2005 and chairman from January 1999 to April 2005. Before joining Beckman Coulter in 1984, Mr. Wareham was president of Norden Laboratories, Inc., a wholly-owned subsidiary of SmithKline Beckman. He first joined a predecessor of SmithKline Beckman Corporation in 1968.

Mr. Wareham is a director and non-executive chairman of STERIS plc, a NYSE-listed market leader in infection prevention, decontamination and health science technologies, products and services. Mr. Wareham previously served as a director on the boards of Beckman Coulter, Inc., Greatbatch, Inc. and Accuray Incorporated. From 2000-2001, Mr. Wareham served as chairman of the Advanced Medical Technology Association, or AdvaMed, a medical device industry trade association.

Mr. Wareham holds a B.S. cum laude, in pharmacy from Creighton University in Omaha, Nebraska, and an M.B.A., with honors, from Washington University in St. Louis, Missouri.

Mr. Wareham’s background reflects significant executive and operational experience with publicly-held medical technology companies, including president, chief executive officer, and chairman of Beckman Coulter, as well as governance experience on other public companies’ boards. In particular, this experience includes more than five and ten years of service on the STERIS compliance and compensation committees, respectively, six years of experience on the Greatbatch technology and audit committee and two years of experience on the Accuray governance committee.

Mr. Wareham’s experience and skills led our board to the conclusion that he should serve as a director.

Directors continuing in office until our 2018 annual meeting:

[PHOTO]

Peter Farrell is the founder and chairman of the board of ResMed and has been chairman and a director since our inception in June 1989.

Dr. Farrell also served as chief executive officer from July 1990 until December 2007, and from February 2011 until March 2013. Dr. Farrell served as executive chairman of the board from December 2007 until February 2011, and from March 2013 through December 2013. Since January 1, 2014, he has been a non-officer employee of ResMed.

From July 1984 to June 1989, Dr. Farrell served as vice president, research and development at various subsidiaries of Baxter International, Inc., and from August 1985 to June 1989, he also served as managing director of the Baxter Center for Medical Research Pty Ltd., a Baxter subsidiary. From January 1978 to December 1989, he was foundation director of the Graduate School for Biomedical Engineering at the University of New South Wales, where he currently serves as a visiting professor and as chairman of the UNSW Centre for Innovation and Entrepreneurship. He also serves on the Visiting Committee of the Health Sciences & Technology Program at the Massachusetts Institute of Technology and on the MIT Dean of Engineering’s Advisory Council.

Dr. Farrell serves on two faculty advisory boards at the University of California, San Diego: the Rady Business School and the Jacobs Engineering School. He holds a B.E. in chemical engineering with honors from the University of Sydney, an S.M. in chemical engineering from the Massachusetts Institute of Technology, a Ph.D. in chemical engineering and bioengineering from the University of Washington, Seattle and a D.Sc. from the University of New South Wales for research contributions in the field of treatment with the artificial kidney.

Since 2005, Dr. Farrell has been a director of NuVasive, Inc., a NASDAQ-listed company which develops and markets products for the surgical treatment of spine disorders. From 2007 through 2014, he was the non-executive chairman of the board of QRx Pharma, a specialty pharmaceutical company.

Dr. Farrell is a fellow or honorary fellow of several professional bodies, including being a member of the National Academy of Engineering, to which he was elected in 2012. Dr. Farrell was named 1998 San Diego Entrepreneur of the Year for Health Sciences, Australian Entrepreneur of the Year in 2001 and US National Entrepreneur of the Year for Health Sciences in 2005. Dr. Farrell joined the Executive Council of the Division of Sleep Medicine at Harvard Medical School in 1998, served as vice chairman from 2000 until 2010 when he became chairman; he served in that capacity until May 2013. In 2012, he joined the board of trustees of the Scripps Research Institute.

Dr. Farrell’s son, Michael Farrell, is our chief executive officer and one of our directors.

Dr. Farrell’s role as our founder and chief executive officer for over 20 years provides him with a unique and deep understanding of our operations, technology and industry. In addition, his background reflects significant executive experience with other publicly-held medical technology companies and public company governance experience and training. This experience and training includes more than seven years of experience on the nominating and governance committee and one year of experience on the compensation committee of NuVasive, as well as coursework specific to corporate governance from the Harvard Business School. Dr. Farrell’s experience and skills led our board to the conclusion that he should serve as a director.

Gary Pace has served as our director since July 1994. He is a member of our nominating and governance committee and our compensation committee.

Dr. Pace is currently a director of Pacira Pharmaceuticals, a NASDAQ-listed specialty pharmaceutical company developing non-opioid products for post-surgical pain control. He is also a director of two ASX-listed companies: Antisense Therapeutics Ltd, developing antisense drugs; and Simavita Ltd, developing devices for assessing urinary incontinence. He is also a founder and director of Sova Pharmaceuticals, Inc., a privately-held pharmaceutical development company targeting hydrogen sulfide signaling, including central sleep apnea.

From 2002 to August 2016, Dr. Pace was a director of Transition Therapeutics, a NASDAQ and TSX-listed company developing new therapies. Dr. Pace was a co-founder and director of QRxPharma Limited, a specialty pharmaceutical company, from 2002 to 2014.

Dr. Pace has more has more than 40 years of experience in the development and commercialization of advanced life sciences and related technologies, spanning biotechnology, pharmaceuticals, medical devices, and food industries. He is a serial entrepreneur and has held senior positions in small to and large-scale life sciences ventures and companies in Australia, the USA and Europe.

Dr. Pace holds a B.Sc. with honours from the University of New South Wales and a Ph.D. from Massachusetts Institute of Technology. He is a fellow of the Australian Academy of Technological Sciences and Engineering.

Dr. Pace’s background reflects significant executive and operational experience in publicly-held pharmaceutical companies as well as scientific knowledge and directorial and governance experience. In 2011 the Corporate Directors Forum honored Dr. Pace as “Director of the Year in Corporate Governance.” His experience includes more than five years of service on the compensation committee of Peplin Inc., a specialty pharmaceutical company focused on advancing and commercializing innovative medical dermatology products listed on the ASX, seven years’ experience on the nominating and governance and compensation committees of Celsion Corp., an oncology drug development company listed on NASDAQ, and fourteen years’ experience as lead director and a member of the compensation and audit committees of Transition Therapeutics.

Dr. Pace’s executive and operational experience and skills led our board to the conclusion that he should serve as a director. In addition, the board believes Dr. Pace’s lengthy tenure as a director of ResMed provides valuable depth of understanding of ResMed and its business environment, and continuity with board decisions and discussions. The board also believes that directors with longer tenure are more willing to criticize and challenge management, thus providing more independence. The board also believes that Dr. Pace’s background and ongoing experience in pharmaceutical areas provides an important resource for the board.

Ron Taylor has served as our director since January 2005 and our independent lead director since July 1, 2013. He is chair of our nominating and governance committee and a member of our compensation committee.

In 1987, Mr. Taylor founded Pyxis Corporation, a manufacturer of automated drug dispensers for hospitals, where he served as chairman, president, and chief executive officer until its purchase by Cardinal Health, Inc., in 1996. For six years before founding Pyxis, Mr. Taylor was responsible for operations and international sales at Hybritech, Inc., a biotechnology company. Before joining Hybritech, he served over 10 years in management roles at Allergan Pharmaceuticals.

Mr. Taylor is a director of Allergan plc, a NYSE-listed specialty pharmaceutical company. From 1998 through 2014, he served as a member of the Red Lion Hotels governance, compensation and audit committees. From 2002 until his appointment to the ResMed board in 2005, he served as chairman of the ResMed Foundation.

Mr. Taylor received a B.A. from the University of Saskatchewan and an M.A. from the University of California, Irvine.

Mr. Taylor’s background reflects significant executive and operational experience with publicly-held medical technology and pharmaceutical companies, including experience in evaluating and investing in healthcare companies as a partner in a venture capital firm, and public company governance experience. He has been a director of approximately 20 public and privately held companies over the past 27 years. In addition, he has more than 15 years of experience as a member of the Red Lion Hotel’s governance, compensation and audit committees, and more than 20 years of experience as a member of the Allergan (formerly Watson and Actavis) audit, compensation and governance committees.

Mr. Taylor’s experience and skills led our board to the conclusion that he should serve as a director.

PROPOSAL 2: RATIFICATION OF SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING JUNE 30, 2017

The audit committee has appointed the firm of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2017. KPMG has served as our independent registered public accounting firm since 1994. Neither the firm nor any of its members has any relationship with us or any of our affiliates except in the firm’s capacity as our independent registered public accounting firm.

Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether to retain KPMG. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that the change would be in our and our stockholders’ best interests.

We expect representatives of KPMG LLP to be present at the meeting. They will be able to make statements if they so desire and to respond to appropriate questions from stockholders.

BOARD RECOMMENDATION

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2017.

PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Background

We are asking our stockholders to approve, on a non-binding, advisory basis, the compensation of our named executive officers as described in the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this Proxy Statement on pages 34 through 73 below. This proposal is commonly known as a “say on pay” proposal. We currently provide an annual say on pay vote for our stockholders. Because the say on pay vote is advisory, it does not bind us. But the board’s compensation committee, which consists entirely of independent directors, values our stockholders’ opinions, and considers voting results on the say on pay proposal when making its executive compensation decisions.

Board Recommendation

The board believes that the information in the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this Proxy Statement demonstrates that our executive compensation programs are designed appropriately, emphasize pay for performance, and are working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation. The board is asking our stockholders to approve the following advisory resolution at the annual meeting:

“RESOLVED, that the stockholders of ResMed approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in the Compensation Discussion and Analysis and Executive Compensation Tables section of this proxy statement.”

BOARD RECOMMENDATION YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF RESMED’S NAMED EXECUTIVE OFFICERS.

COMPANY INFORMATION

CORPORATE GOVERNANCE

Board independence

Our board has determined that six of our eight continuing directors, Ms. Burt and Messrs. Pace, Roberts, Sulpizio, Taylor and Wareham, are independent members of our board under the listing standards of the NYSE, and they and their respective family members have no material relationship with us, commercial or otherwise, that would impair the director’s independence. The board also determined that each member of the audit, nominating and governance, and compensation committees is independent as required by the NYSE’s listing standards, and that each member of the audit committee is independent as required by the SEC’s regulations. The board determined that Peter Farrell and Michael Farrell have material relationships with us that prohibit them from being considered independent under applicable standards: Michael Farrell is an executive officer; while Peter Farrell is a non-executive employee, the father of Michael Farrell, and was an executive officer through January 2014.

The following specific relationships or transactions were considered by our board in making its independence decisions, and the board concluded none of them impaired independence:

•	Dr. Roberts served as an executive officer from 1992 through 2003. He has not been affiliated with us, other than as a director, during the past approximate twelve years.

•	We hold two equity investments in entities affiliated with Dr. Pace. Our board approved these investments at the time they were made, without Dr. Pace’s participation.

➢

In fiscal years 2011 and 2012, we invested a total of approximately $500,000 in Sova Pharmaceuticals, a pharmaceutical development company targeting central sleep apnea. As of fiscal year-end 2016, we continued to hold our equity investment, representing an ownership interest of about 6%. Dr. Pace is a founder and director of Sova, and has a nominal equity investment in it. He is not a controlling shareholder of Sova.

➢

In fiscal years 2012 and 2013, we invested a total of approximately $1.075 million in Sanitas, Inc., a remote health-management software company. As of fiscal year-end 2016, we continued to hold our equity investment, representing an ownership investment of about 12.5%. Dr. Pace holds an equity investment of approximately $50,000 in Sanitas. He is not a controlling shareholder of Sanitas.

•

We have several long-tenured directors. Drs. Pace and Roberts have each served as directors for more than 20 years. Messrs. Sulpizio, Taylor, and Wareham have served for more than 10 years. The board considers that the length of their tenure had not compromised their independence; in fact, in the board’s view, the depth of their knowledge and insight with the company has strengthened their contributions to our board. The nominating and governance committee follows a process of regularly reviewing board composition and board refreshment, with a long-term perspective, and maintains a database of desired director skills and experience.

Our board determined that these matters did not prevent Dr. Pace, Dr. Roberts, or Messrs. Sulpizio, Taylor, or Wareham from being considered independent under applicable standards.

Meetings and director attendance

During fiscal year 2016, each director attended more than 75% of the meetings of our board and of the committees on which the director served. Our board and standing committees met, as follows:

•	Regular board: seven meetings;

•	Compensation committee: four meetings;

•	Audit committee: nine meetings; and

•	Nominating and governance committee: four meetings.

During each regular meeting, our independent directors met alone, and our lead director chaired those sessions. In addition to meetings, the members of our board and its committees sometimes take action by written consent in lieu of a meeting, as permitted under Delaware corporate law, or discuss company business without calling a formal meeting.

All directors were present for our 2015 annual stockholders meeting. We encourage directors to attend our annual meetings and generally schedule board meetings to coincide with the annual meeting to facilitate directors’ attendance.

Board oversight of risk

The general risk oversight function is retained by the full board; the standing committees of the board, comprised and chaired by our independent directors, retain primary responsibility for risk identification and analysis in the key areas further defined below. The committees periodically provide updates to the board regarding significant risk management issues and management’s response.

Committee	Primary risk oversight responsibility
Audit committee	Overseeing financial risk, capital risk, financial compliance risk and internal controls over financial reporting.
Compensation committee	Overseeing our compensation philosophy and practices and evaluating the balance between risk-taking and rewards to senior officers.
Nominating and governance committee	Evaluating each director’s independence and the effectiveness of our corporate governance guidelines and code of business conduct and overseeing management’s succession planning.

Designated internal management, as well as certified professional accounting firms performing annual internal audits, regularly review and test functions, controls and processes to review, evaluate and recommend mitigation strategies, as may be warranted. Critical areas of focus include financial, operational, regulatory, compliance, economic, compensation, and competition, among others.

Board leadership structure

We have separated the roles of board chairman and chief executive officer. Peter Farrell has served as our chairman of the board since 1989; he concurrently served as our chief executive officer from shortly after our founding in 1989, through January 2008, and from February 2011 through March 2013. In March 2013, on the appointment of Michael Farrell as our new chief executive officer, Peter Farrell resigned as chief executive officer, and continued in the role of executive chairman. In January 2014, Peter Farrell ceased serving as an executive officer; since then he has served as a non-officer employee and as non-executive chairman of the board.

The board continues to believe that having Peter Farrell serve as the chairman of the board is the most appropriate leadership structure for us and in the best interest of our stockholders. Dr. Farrell is our founder, has been our chairman since our founding in 1989, and previously served as our chief executive officer for over 20 years. Dr. Farrell has deep institutional knowledge about our organization’s history and operations, the industry, the science underlying the medical conditions we address and the technology we develop. Dr. Farrell is widely regarded as a visionary leader in our industry. Under his leadership, the board believes we have achieved remarkable success and delivered substantial long-term rewards for our stockholders. Maintaining him in the role of chairman provides leadership continuity.

The board believes the advantages described above outweigh any theoretical risks or disadvantages arising from Peter Farrell’s role as an employee, or from his serving as chairman while his son, Michael Farrell, serves as chief executive officer.

First, the board believes that Dr. Farrell is uniquely suited to effectively perform the dual roles of providing leadership to the board as chairman, and serving as an employee, in which he provides guidance to management, particularly in the areas of long-term strategy, consulting with key opinion leaders in related fields, and maintaining our unique values and culture.

Second, the board believes our leadership structure mitigates any potential risks from the family relationship between Peter Farrell and Michael Farrell. Six of our eight directors are independent, which provides a counterbalance to a non-independent executive chairman. Those independent directors meet in executive session, alone, at each board meeting. The role of Ron Taylor, our lead director, provides an additional structure enabling an effective independent board. The primary responsibilities of the lead director are to preside over board meetings in the absence of the chairman, call, establish the agenda for and preside over meetings of the independent directors, act as a liaison between the independent directors and chairman, guide the chairman on board meeting agendas as well as the adequacy of information to be presented, communicate with stockholders as appropriate, and other duties that may be delegated by the board, independent directors, chairman or the nominating and governance committee. Finally, the board’s committees are filled entirely by independent directors, providing an opportunity for the board to fulfill its oversight responsibilities.

For the reasons discussed above, our board believes the current leadership structure is in our best interest at this time. However, our corporate governance guidelines give the board the flexibility to change its leadership over time, as needed. The board continues to evaluate whether its leadership structure is appropriate as our business evolves.

Committees of our board of directors

The board has three standing committees to assist in the management of our affairs: compensation, nominating and governance, and audit. A copy of the charters for each of these standing committees can be found on our website at www.resmed.com.

Below is a summary of our committee structure and membership information for fiscal year 2016 and currently.

Independent director	Compensation committee	Nominating and governance committee	Audit committee

Carol Burt	-	-	member

Gary Pace	member	member	-

Chris Roberts	-	-	member

Rich Sulpizio	chair	-	-

Ron Taylor	member	chair	-

Jack Wareham	-	member	chair

Compensation committee

During fiscal year 2016, and currently, the compensation committee consists of Rich Sulpizio (chair), Gary Pace, and Ron Taylor. Each of the compensation committee members has been determined by our board to meet the independence requirements for compensation committee service under the current listing standards of the NYSE and SEC.

The compensation committee’s primary purposes are to:

•	establish and review the compensation of our officers and executives;

•	oversee management’s decisions regarding our compensation philosophies, practices, and procedures; and

•	advise the board regarding the compensation of directors.

The compensation committee meets in person and by telephone to perform its duties. It works primarily with our chief human resources officer, our chief administrative officer and global general counsel, and their staff to gather internal data and solicit management’s recommendations regarding compensation. The committee also communicates directly with our chief executive officer and our president and chief operating officer, for recommendations and information, particularly with regard to their direct reports’ compensation. In addition, the committee consults with our chief financial officer and his staff regarding the financial impact of certain compensation decisions. However, the committee generally determines the compensation for each of our individual officers outside the presence of the affected officer. The committee also advises and consults with other non-executive board members as it determines appropriate regarding compensation issues.

Since 2006 and during fiscal year 2016, the committee has retained a nationally-recognized independent consultant, Frederic W. Cook & Co., Inc. (“FW Cook”). FW Cook engaged directly by the committee. FW Cook worked with our chief human resources officer, chief administrative officer and global general counsel, and their staff, but also communicated directly with the committee.

The committee engaged FW Cook to render advisory services and to serve as the committee’s independent consultant on compensation-related matters for our executives and board. During fiscal year 2016, these compensation matters included:

•	our executive compensation program, including salaries, target and actual short-term incentive amounts, and long-term incentive equity grants;

•	aggregate equity pay practices at our peer group companies, including long-term incentive design features and alternatives;

•	board compensation, including board fees and equity grants;

•	industry trends, best practices, and regulatory changes; and

•	companies included in our peer group for competitive comparisons.

During fiscal year 2016, Aon plc provided the committee with calculations of total shareholder return to evaluate performance metrics under our performance stock units.

The committee has reviewed the independence of FW Cook and Aon, including considering the factors required by NYSE listing standards. After the review, the committee determined that each of FW Cook and Towers Watson is independent and that no conflict of interest exists that would prevent them from providing independent and objective advice to the committee.

During fiscal year 2016, the committee continued its practice of delegating to a subcommittee comprised of our chief executive officer, our chief human resources officer, and our chief administrative officer and global general counsel, authority to approve the annual and promotional and new hire equity award grants to employees who were not officers and whose compensation is not reviewed by the committee, so long as the aggregate total of those equity grants did not exceed committee-established limits for the annual and off-cycle grants, and were consistent with committee-determined standard terms for grants and other guidelines. During fiscal year 2016, under this authority, this subcommittee granted 329,544 RSUs and 16,393 options. The committee believes that this subcommittee is best suited to determine the specific annual awards to be allocated to the individual employees below the officer level given their familiarity with their performances and responsibilities. In addition, the off-cycle delegation enhances our ability to attract, reward and retain talented employees by allowing management to extend binding employment offers and to act in other special situations quickly and flexibly. All equity grants to our executive officers are pre-approved by the committee.

Nominating and governance committee

During fiscal year 2016, and currently, the nominating and governance committee consists of Ron Taylor (chair), Gary Pace and Jack Wareham.

The nominating and governance committee’s primary purposes are to:

•	assure that the composition, practices and operation of our board contribute to lasting value creation and effective representation of our stockholders; and

•

assist the board with selecting board and committee members, committee selection and rotation practices, evaluating the board’s overall effectiveness, and reviewing and considering developments in corporate governance practices.

Our corporate governance guidelines state goals regarding composition of the board and committees, meetings and expectations of directors. A copy of our corporate governance guidelines may be found on our website at www.resmed.com.

The nominating and governance committee is responsible for reviewing with the board, on an annual basis, the appropriate characteristics, skills and experience required for the board as a whole and its individual members. To assist in promoting a diversity of backgrounds and experience on the board, the nominating and governance committee takes reasonable steps to identify and consider board candidates who are drawn from a wide talent pool, representing diversity of thought, culture, gender, ethnicity, race, background and other qualities.

The suitability of individual candidates depends on many factors. Those factors include:

•	fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility;

•	practical wisdom and mature business judgment;

•	ability to make independent analytical inquiries, general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment;

•	experience in corporate management, or as a board member of a publicly-held company;

•	academic experience and technical understanding in the area of our operations;

•	professional experience in our industry; and

•	a commitment to representing the long-term interests of our stockholders.

The board evaluates each individual in the context of the board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

In determining whether to recommend a director for re-election, the nominating and governance committee also considers the director’s past attendance at meetings and participation in and contributions to the board’s activities.

After review and deliberation of all feedback and data, the nominating and governance committee makes its recommendation to our board.

Recommendations we receive from stockholders are subject to the same criteria as are candidates nominated by the nominating and governance committee. The committee will consider stockholder suggestions for nominees for directorship and has a policy to consider any candidate recommended by stockholders who have held a minimum of 1% of our outstanding voting securities for at least one year. A recommending stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our board. The stockholder must also provide any other information about the candidate that would be required by US SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate (including the consent to a background check) and describe any relationships, arrangements or undertakings between the stockholder and the candidate regarding the nomination or otherwise. The stockholder must submit proof of ownership of our stock.

All communications should be submitted in writing to the chair of the nominating and governance committee, care of Secretary, ResMed Inc., 9001 Spectrum Center Boulevard, San Diego, California 92123 USA. Recommendations received after 70 days before the anniversary of the prior year’s annual meeting will likely not be considered timely for consideration at that year’s annual meeting.

The nominating and governance committee will consider stockholder recommendations of candidates on the same basis as it considers all other candidates. For further information, see “Stockholder proposals for 2016 annual meeting.”

Audit committee

During fiscal year 2016, and currently, the audit committee consists of Jack Wareham (chair), Carol Burt, and Chris Roberts. Each of the audit committee members serving during fiscal year 2016 has been determined by our board to be financially literate and meet the other requirements for audit committee service under the current listing standards of the NYSE and SEC. In addition, our board has identified all members of the audit committee as financial experts under the SEC’s requirements.

The audit committee’s primary purposes are to assist the board with its oversight responsibilities regarding:

•	management’s conduct of, and the integrity of our financial reporting;

•	our systems of internal control over financial reporting and disclosure controls and procedures; and

•	qualifications, engagement, compensation, independence, and performance of our independent registered public accounting firm.

Communications with our board of directors

Any interested person, including any stockholder, may communicate with our non-employee board members by written mail addressed to the chairman of the nominating and governance committee, care of Secretary,

ResMed Inc., 9001 Spectrum Center Boulevard, San Diego, California 92123 USA. We encourage stockholders to include proof of ownership of our stock in their communications. The secretary will forward all communications to the chairman of the nominating and governance committee.

Code of ethics

We have a code of business conduct and ethics for directors, officers and employees, which can be found at investor.resmed.com. The code summarizes the compliance and ethical standards and expectations we have for all of our officers, directors and employees, including our chief executive officer and senior financial officers, with respect to their conduct in connection with our business. Our code of business conduct and ethics constitutes our code of ethics within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the NYSE listing standards. We will disclose future amendments to or waivers of certain provisions of our code of business conduct and ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller and individuals performing similar functions on our website at www.resmed.com within five business days or as otherwise required by the SEC or the NYSE.

Pledging and hedging company stock prohibited

We have a policy prohibiting our directors, officers, and other employees from hedging or pledging their ResMed stock.

DIRECTOR COMPENSATION — 2016

Fiscal year 2016 program – cash

Our non-executive director cash compensation program for fiscal year 2016 included the following:

Fee

Annual retainer	$65,000

Additional retainer to members of standing committees	None

Additional annual retainer to lead director	$20,000

Additional annual retainer to audit committee chair	$18,000

Additional annual retainer to compensation committee chair	$15,000

Additional annual retainer to nominating and governance committee chair	$10,000

Per meeting fee	None

Retirement benefits	None

Fiscal year 2016 program – equity

During fiscal year 2016, as in past years, on our annual stockholders meeting date we awarded equity grants to our non-executive directors with a grant date fair value of $250,000. Our non-executive directors had the opportunity to elect to receive their equity grant in the form of: (1) 100% options; (2) 100% restricted stock units, or (3) 50% options and 50% RSUs. Three directors chose 100% options, three chose 100% RSUs; and one chose a mix of 50% options and 50% RSUs.

The number of options and RSUs we granted was based on a relative fair value calculation prepared by an outside third party. Subject to continued service, RSUs and options vest in full on the earlier of: (1) November 11 in the year after the grant date, or (2) the date of the first annual meeting of stockholders following the grant date. Grants made to non-executive directors before and during fiscal year 2014 include a restriction from selling or otherwise transferring 50% or more of the shares of common stock that vested, and from exercising any vested options, until the earlier of November 11 in the third year after the grant date or six months after the director’s termination of directorship. So for those directors continuing in service, these restrictions lapse in full as of November 11, 2016. Beginning with grants in fiscal year 2015, we eliminated that restriction, based on the board’s belief that our equity ownership guidelines are sufficient to promote long-term ownership and align our directors with our stockholders. More information on our director guidelines is in the section below, Equity ownership guidelines.

No changes for fiscal year 2016

The fiscal year 2016 director compensation program had the same structure and value as fiscal years 2014 and 2015.

Compensation philosophy

The compensation committee reviews non-executive director compensation on an annual basis, including reports from FW Cook, the committee’s independent compensation consultant. After its review, the committee makes recommendations on non-executive director compensation to the board, and the board makes the final determination regarding non-executive director compensation.

Dual listing; US pay model. The compensation committee and board review data on both US peers and Australian peers, reflecting the company’s dual-listing locations. Australia and the US generally have different pay philosophies for compensating non-executive directors. ResMed’s Australian peers generally pay higher cash, award little or no equity, and have overall lower compensation for non-executive directors than ResMed’s US peers. While the board considers Australian peer data, the board believes the most relevant peers for ResMed director compensation are US peers. ResMed’s primary listing is on the NYSE, it is primarily subject to US corporate governance requirements and risks, and its headquarters and all but one of its directors reside in the US. In addition, this US-perspective is consistent with our executive compensation philosophy, which gives more weight to ResMed’s US peer’s pay practices, and more directly aligns the interests of our board members with that of our stockholders through ownership of equity. Finally, we do not wish to create internal or cultural divisions by using significantly differentiated pay models between directors based in the US and Australia.

Compensation process – peer group companies

In May 2015, the board and compensation committee reviewed director compensation for fiscal year 2016. They reviewed FW Cook’s report covering cash compensation and equity compensation, compared to a peer group of 18 medical device and medical technology companies. They also considered information from a group of 12 Australian-based peers. The committee confirmed these peer groups in May 2015, and used the same peer groups to benchmark ResMed’s executive compensation for fiscal year 2016. More information on the peer groups is included in the section in our Compensation Discussion and Analysis section entitled “Peer group comparison.”

After considering this material and the compensation committee’s recommendation, the board agreed to keep non-executive director compensation at the same value for fiscal 2016 as was in effect in fiscal years 2014 and 2015.

The committee also considered the structure of our non-executive director equity program. Although our Australian peer group companies do not typically make equity grants to their non-executive directors, the practice is routine in the US. All of our US peers grant equity to the non-executive directors, and two-thirds of our US peer group grant both stock options and full value shares. Given this prevalence, and consistent with the US-based compensation philosophy described above, the board and committee found it appropriate to continue the equity structure of ResMed’s non-employee director program.

The compensation committee and board will continue to monitor compensation trends, competitive practices, tax regulations, and other matters related to non-executive director compensation, and make adjustments as appropriate.

Equity ownership guidelines

Since 2010, we have maintained equity ownership guidelines for our non-executive directors. Each non-executive director is expected to hold ResMed stock with a value of at least five times the annual cash retainer (a total value of $325,000 based on the fiscal year 2016 retainer and guidelines). Existing directors must meet this guideline within five years after their appointment to the board. If the guideline is not met, the director must retain shares equal to 50% of the after-tax value of shares acquired on any restricted stock vesting or stock option exercise until the director’s guidelines are met. As of June 30, 2016, each of our non-executive directors met the equity ownership guidelines.

New directors

We pro-rate value-based equity awards and retainers for all new directors (for the period between their start date and the next annual meeting or service period, respectively). We do not provide new directors with any initial inducement equity awards.

Executive directors

Our chief executive officer does not receive additional compensation for his service as director.

No changes for fiscal year 2017

In May 2016, after considering market data prepared by FW Cook, the board decided that the non-executive directors’ compensation program for fiscal year 2017 will remain the same as in fiscal years 2014-2016.

Chairman’s compensation

Since January 2014, Dr. Farrell has served as our non-executive chairman, as well as a non-officer employee of the company. Dr. Farrell receives separate compensation for each of these roles. During fiscal year 2016, as our non-executive chairman, he received the regular board retainer of $65,000, and the regular board equity grant with a value of $250,000, on the same terms as the other board members.

During fiscal year 2016, in connection with his service as a non-officer employee, Dr. Farrell received an annual salary of $300,000, which was unchanged from the annualized salary he began receiving when he transitioned into the role of non-officer employee in January 2014. Dr. Farrell is not eligible to participate in our annual short-term incentive program or the long-term incentive equity programs we provide to our employees. During fiscal year 2016, we provided benefits and perquisites to Dr. Farrell in his role as non-officer employee, that were broadly consistent with those we provided to our executive officers, as described in “Compensation Discussion and Analysis.” The incremental cost to us for these benefits is described in the fiscal year 2016 compensation table below.

We continue to have an executive agreement with Dr. Farrell that provides him with benefits in the event of a change of control. The program is described in detail in “Compensation Discussion and Analysis.” But briefly, on the effective date of a change of control, all Dr. Farrell’s unvested equity awards would vest in full. In addition, if his employment terminated under qualifying circumstances, then at the time of termination: (1) he would receive a severance payment equal to (a) two times his employee salary, plus (b) two times his highest actual short-term incentive amount received during the past three years, plus (c) the amount we would be required to contribute on his behalf under our 401(k) plan based on his termination base salary; (2) he would become fully vested in his accrued retirement plan benefits; (3) all his unvested equity awards would vest in full; and (4) we would provide medical and dental health benefits for two years after the termination. The agreement does not include excise tax gross-ups; instead, it includes a “best pay” provision, reducing severance payments to the extent necessary so that no portion of any payments or benefits payable upon a change of control would be subject to excise tax.

For two years after a qualifying termination in connection with a change of control, Dr. Farrell will be prohibited from inducing any person in our employment to terminate employment or accept employment with anyone other than us or, subject to certain limited exceptions, engage in any business or activity or render any services or provide any advice to any person, activity, business or entity that directly or indirectly competes in any material manner with us or meaningfully support any person, business, entity or activity or initiate or further that business or activity. The restriction on post-termination employment may not apply if he resides in California, due to certain provisions of California law. In addition, as a condition to payment and providing any benefits under the agreements, he must deliver a general release of claims in favor of us.

In May 2016, our board (without Michael Farrell’s or Dr. Peter Farrell’s participation) agreed that the compensation arrangements for Dr. Farrell, both as non-executive chairman, and as a non-officer employee, would remain the same for fiscal year 2017 as in fiscal year 2016.

Fiscal year 2016 director compensation table

The table below summarizes the compensation received by our non-employee directors and Dr. Peter Farrell for the fiscal year ended June 30, 2016:

Director	Fees earned or paid in cash(a)	Option awards(b)(d)	Restricted stock units(c)(d)	Other compensation(e)	Total

Carol Burt	$65,000		$250,002		$315,002

Peter Farrell	$65,000	$250,002		$407,648	$722,650

Gary Pace	$65,000	$250,002			$315,002

Chris Roberts	$65,000	$125,001	$125,001		$315,002

Rich Sulpizio	$80,000		$250,002		$330,002

Ron Taylor	$95,000		$250,002		$345,002

Jack Wareham	$83,000	$250,002			$333,002

(a)	Each director was also reimbursed for expenses incurred for attending meetings (although these amounts are not reflected in the table above).

(b)

The amounts shown are the grant date fair value of options granted in fiscal year 2016, computed in accordance with FASB ASC Topic 718, based on the Black-Scholes model of option valuation. The following assumptions were used:

Assumption	November 19, 2015

Market price of stock	$58.24

Exercise price of option	$58.24

Expected stock volatility	27.44%

Risk-free interest rate	1.67%

Expected life	4.9

Dividend yield	2.06%

(c)

The dollar value of the RSUs shown represent the grant date fair value of stock awards granted, computed in accordance with FASB ASC Topic 718, based on the $58.24 closing value on November 19, 2015, the date of the grant, rounded down to the nearest whole share.

(d)	The following table sets forth the number of options (both exercisable and unexercisable) and RSUs held by each of our non-employee directors and Dr. Farrell as of the end of fiscal year 2016:

Director	Options outstanding at fiscal year end	Restricted stock units outstanding at fiscal year end

Carol Burt	-	4,360

Peter Farrell	458,392	-

Gary Pace	155,932	-

Chris Roberts	147,144	2,180

Rich Sulpizio	88,793	4,360

Ron Taylor	-	4,360

Jack Wareham	143,561	-

(e)	Other compensation represents Peter Farrell’s total compensation for fiscal year 2016 for service as a non-officer employee, as shown in the following table:

Salary	Company contribution to 401(k) plan	Insurance premiums	Personal use of company aircraft (i)	Personal use of corporate club membership(ii)	Sales incentive award(iii)	Sales incentive award tax gross-up(iii)	Total

$300,000	$10,600	$21,929	$47,786	$2,653	$17,910	$6,770	$407,648

i.

The calculation of the aggregate incremental cost for personal use of company aircraft includes the variable costs incurred as a result of personal flight activity, which includes the occupied hourly rate, fuel, trip related maintenance, universal weather monitoring, on-board catering, landing and ramp fees, excise taxes, and all other miscellaneous costs. No incremental cost for personal use of the aircraft is attributed when the aircraft was previously scheduled to the destination for a business purpose. Since the aircraft are primarily used for business purposes, the aggregate incremental cost excludes fixed costs, such as the monthly management fee and amortization, because such costs would have been incurred regardless of the personal use.

ii.

The incremental cost of personal use of our corporate golf club membership was allocated among Dr. Farrell, Mr. Pendarvis, and another employee who was not a named executive officer, based on their relative membership status during the portion of the year this benefit was provided. This membership was cancelled during fiscal year 2016; these amounts were incurred before cancellation.

iii.

This sales incentive award program is primarily targeted for sales personnel and other key management who regularly interact with our customers and to recognize their contributions to us. The committee believes that participation by Dr. Farrell in this program enhances the overall sales incentive program, by providing the sales team with an opportunity to interact with our founder. We provide these benefits on the same general basis as we provide to non-executives who qualify to participate in the program, including a tax gross-up. The tax gross-up is provided to all participants, and is provided so that they are not discouraged from participating by tax expenses that would otherwise be a personal expense attributable to this program. Our policy reflects the committee’s belief that Dr. Farrell’s attendance at this program is a part of his general business duties and that this is not a perquisite.

EXECUTIVE OFFICERS

As of the record date, September 20, 2016, our executive officers were:

Executive officer	Age	Position
Michael Farrell	44	Chief executive officer
Rob Douglas	56	President and chief operating officer
Jim Hollingshead	53	President – Americas
David Pendarvis	57	Chief administrative officer, global general counsel and secretary
Anne Reiser	55	President – Europe & Asia Pacific
Brett Sandercock	49	Chief financial officer

Executive officer bios

For a description of the business background of Michael Farrell, see “Proposal 1: Election of directors.”

ROB DOUGLAS

President and chief operating officer

Rob Douglas has been ResMed’s president since March 2013, and our chief operating officer since September 2011. Together with our chief executive officer, he holds full operational responsibility for ResMed and its subsidiaries. Mr. Douglas has had an extensive career within ResMed. His former roles include president – Asia Pacific and chief, global supply operations from May 2011, responsible for global manufacturing and commercial distribution and sales operations in the Asia Pacific region; chief operating officer – Asia Pacific since 2008; chief operating officer – Sydney from 2005, responsible for our manufacturing and research and development; vice president of operations from 2003 responsible for our manufacturing and vice president of respiratory and cardiac business from 2002. Mr. Douglas first joined ResMed in 2001 in the role of vice president of corporate marketing. Mr. Douglas has a Master of Business Administration from Macquarie University, a bachelor’s degree in electrical engineering with first-class honors and a B.Sc. (Computer Sciences) from the University of New South Wales, Sydney. Mr. Douglas currently serves as vice chairman on the board of directors and executive committee of the San Diego Regional Economic Development Corporation.

JIM HOLLINGSHEAD

President – Americas

Jim Hollingshead was appointed president – Americas in March 2013. Mr. Hollingshead joined ResMed in March 2010 as vice president of strategy and business development. In August 2011, his role was expanded to include the leadership of ResMed ventures and initiatives, the unit responsible for growing early stage businesses. Before joining us, Mr. Hollingshead spent 18 years in strategy consulting, where he worked with senior executives across a wide range of industries. From September 2008 to February 2010, he was a senior partner in the strategy and life sciences practices at Deloitte Consulting, based in San Francisco. Before that Mr. Hollingshead was managing partner, west coast for Monitor Group, a global strategy consulting firm. While at Monitor Group, Mr. Hollingshead worked in various offices around the world, and successfully launched and ran three different practices, including a pan-European marketing strategy practice based in London. Mr. Hollingshead holds an A.B. in history and international relations with highest distinction from Stanford University, and an M.A. and Ph.D in political science from the University of California at Berkeley, where he was awarded a graduate student fellowship by the National Science Foundation.

DAVID PENDARVIS

Chief administrative officer, global general counsel and secretary

David Pendarvis was appointed chief administrative officer in May 2011. He remains global general counsel, a position he has held since joining ResMed in September 2002, and corporate secretary, since February 2003. Mr. Pendarvis was senior vice president, organizational development from February 2005 to May 2011. From September 2000 until September 2002, Mr. Pendarvis was a partner in the law firm of Gray Cary Ware & Freidenrich LLP, where he specialized in intellectual property and general business litigation. Until September 2000 he was a partner with Gibson, Dunn & Crutcher LLP, where he began working in 1986. From 1984 until 1986 he was a law clerk to the Hon. J. Lawrence Irving, US District Judge, Southern District of California. From December 2009 to September 2016, Mr. Pendarvis was a member of the board of Sequenom, Inc., a NASDAQ-listed company providing innovative technologies, products, and diagnostic tests for molecular diagnostic markets. At Sequenom, he chaired the compensation committee and served on the audit committee. He holds a B.A. from Rice University; a J.D., cum laude, from the University of Texas School of Law; and a master of science in executive leadership from the University of San Diego.

ANNE REISER

President – Europe and Asia Pacific

Anne Reiser was appointed president of our Europe and Asia Pacific region in December 2014. Previously, Ms. Reiser was president of ResMed’s Europe region, a position she began in March 2012. She served as our chief operating officer - France beginning in 2007, after joining as the sales director in 2006. Before joining ResMed, her career experience was in the medical device industry (Mölnlycke, Zimmer, American Home Product). More recently she worked for Medtronic and Hollister, with responsibilities for both France and finally southern European countries. Ms. Reiser has a master degree from Ecole Supérieure de Commerce de Clermont-Fd (Business School), and a bachelor degree of law from the University of Clermont-Ferrand and an executive master in management and healthcare policies from SciencesPo Paris.

BRETT SANDERCOCK

Chief financial officer

Brett Sandercock has been chief financial officer since January 1, 2006. From November 2004 until December 2005, Mr. Sandercock was vice president, treasury and finance at ResMed. Before that, from 1998 to November 2004, Mr. Sandercock was group accountant and then controller at ResMed. From March 1996 to August 1998 he was manager, financial accounting and group reporting at Norton Abrasives, a division of the French multi-national, Saint Gobain. Mr. Sandercock also held finance and accounting roles from November 1994 to March 1996 at Health Care of Australia, a large private hospital operator in Australia. From 1989 to 1994, Mr. Sandercock worked at PricewaterhouseCoopers in Sydney, specializing in audits of clients predominantly focused on distribution and manufacturing, financial services and technology. Mr. Sandercock holds a B.Ec. from Macquarie University and is a certified chartered accountant.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Introduction

This compensation discussion and analysis section discusses the compensation policies and programs for our named executive officers. Our named executive officers for fiscal year 2016 were: Michael Farrell, our chief executive officer; Brett Sandercock, our chief financial officer; and our three next most highly paid executive officers: Rob Douglas, our president and chief operating officer; Jim Hollingshead, our president – Americas; and David Pendarvis, our chief administrative officer, global general counsel, and secretary.

This section also discusses our board compensation committee’s role in designing and administering our compensation programs and policies and in making compensation decisions for our executive officers.

Overview of fiscal year 2016 – executive summary

Financial and operating success. During the 2016 fiscal year, we continued our trend of successful financial performance. We increased net revenue, operating income, and diluted earnings per share, while net income was essentially flat, as illustrated in the table below, with GAAP and corresponding non-GAAP measures. We believe these non-GAAP measures provide better insight in evaluating our performance.

Financial measure	Percentage change	Fiscal year 2016 performance	Fiscal year 2015 performance
Net revenue	10% (13% on a constant currency basis)	$1.84 billion	$1.68 billion
Operating income	5% (8% non-GAAP)	$429 million ($465 million non-GAAP)	$409 million ($429 million non-GAAP)
Net income	-0.1% (3% non-GAAP)	$352.4 million ($379 million non-GAAP)	$352.9 million ($367 million non-GAAP)
Diluted earnings per share	1% (4% non-GAAP)	$2.49 ($2.68 non-GAAP)	$2.47 ($2.57 non-GAAP)

For a reconciliation between GAAP and non-GAAP measures, see Appendix A to this proxy statement.

We’re making good progress with the three following foundations that allow us to drive our ResMed 2020 strategy:

(1)	strong focus on operating excellence: for talent development and to leverage our scale;

(2)	global leadership in digital health and connected care; and

(3)	expansion in high growth markets.

Fiscal year 2016 was marked by our investment of more than $1 billion in high-quality acquisitions to drive us toward our ResMed 2020 strategy, including the following three important strategic acquisitions:

(1)	Curative Medical, in October 2015, to expand our presence in high-growth geographic markets;

(2)	Inova Labs, in January 2016, to build out our respiratory care strategy by offering portable oxygen concentrators; and

(3)	Brightree, in April 2016, to develop our connected care strategy by continued investment in cloud-based computing solutions.

Above-market total stockholder returns. Our total stockholder return (TSR) on the NYSE for the one-year period ended June 30, 2016 was 15%, substantially above the 4% median TSR of the US peer group we use for compensation purposes. Over the three- and five-year periods, we experienced similar double-digit annualized TSR (14% and 17%), which was slightly below the 18% median for the three-year period, but above the 13% median for five years, as compared to our US peer group. The table below shows these comparisons with more precision.

Period	NYSE annualized total stockholder return	Comparison to US peer group

One year ended June 30, 2016	15%	67th percentile

Three years ended June 30, 2016	14%	39th percentile

Five years ended June 30, 2016	17%	83rd percentile

Our total stockholder returns on the NYSE were also above the S&P 500 index, which experienced annualized total stockholder returns of 4%, 12%, and 12%, over the one-, three-, and five-year time periods.

Because our primary listing is on the NYSE, our TSR based on performance of our CHESS Units of Foreign Securities trading on the ASX is impacted by currency fluctuations between the US and Australian dollars. Nevertheless, our one-, three-, and five-year total stockholder returns on the ASX were strong at, respectively, 18%, 22%, and 26%. Compared to our Australian compensation peers, our total stockholder returns were greater than the median for the one-, three-, and five-year periods.

Period	ASX annualized total stockholder return	Comparison to ASX peer group

One year ended June 30, 2016	18%	57th percentile

Three years ended June 30, 2016	22%	54th percentile

Five years ended June 30, 2016	26%	69th percentile

Our total stockholder returns on the ASX were significantly above the ASX 100 index, which experienced total stockholder returns of -5%, -1%, and 5%, over the one-, three-, and five-year time periods.

Capital management and return to our stockholders. We invested more than $1 billion in capital during fiscal year 2016 to fund important strategic acquisitions mentioned above. But we also continued to increase the dividend paid to stockholders. In July 2015, we increased our quarterly dividend from $0.28 to $0.30 per share; and in July 2016, we announced a further 10% increase, to $0.33 per share. During fiscal year 2016, we paid $168 million in dividends, representing a dividend payout ratio of 48% of net income. We also deployed $102 million to repurchase shares from our stockholders. However, given our significant capital deployment during the fiscal year, we believed it was prudent to temporarily suspend our share repurchase program. We have not yet resumed our repurchase program, although we are authorized to do so if we determine conditions warrant. Together, our dividend and share repurchases during fiscal year 2016 returned to our stockholders $270 million, representing 55% of the year’s free cash flow.

Compensation at risk and tied to our performance. During fiscal 2016, approximately 88% of our chief executive officers’ compensation and 81% of our other named executive officers’ compensation was at risk in the form of annual cash incentives and equity awards, which are paid or earned based on our financial and stock price performance. The compensation decisions for fiscal year 2016, maintained the at-risk weighting for our named executive officers largely consistent with 2015, with most of the increases in compensation in the form of at-risk equity compensation.

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Annual cash incentive awards were earned at slightly less than target, based on performance in two key financial measures. During fiscal year 2016, we exceeded one and missed the other of our two targeted performance goals under our annual cash short-term incentive program, resulting in an earned payout of approximately 98% of incentive opportunity based on the pre-established global formula. The primary performance measures for 2016, at the global level, continued to be adjusted net sales, which was achieved at approximately 101% of target, and adjusted net profit (after tax) as a percentage of revenue, which was achieved at approximately 98% of target, weighted equally. For executive officers with specific unit responsibilities, such as Mr. Hollingshead, 70% of their payout was determined based on these goals at the regional or business unit level, with the remaining 30% at the global level. Mr. Hollingshead earned approximately 106% of target opportunity. We believe these measures reflect operating activities that are within officers’ purview and most important to long-term stockholder value creation, as they focus on top line and bottom line performance.

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We set challenging goals for our executives for fiscal year 2016. Our fiscal year 2016 adjusted net sales goal required 8% constant currency growth over fiscal year 2015. This target was lower than our 13% constant currency growth in fiscal 2015, but reflected the substantial decline in sales of a particular product line (our adaptive servo ventilators) as a result of adverse clinical trial results in May 2015. When the fiscal year 2016 adjusted net sales goal was set, it was substantially above our peers’ median trailing twelve month revenue growth rate of 4% through June 30, 2015. Based on our compensation consultant’s August 2016 report, achieving the adjusted net sales target would have required us to achieve growth slightly above the 75th percentile of our peers’ trailing twelve month revenue growth through June 30, 2016. Our actual fiscal year 2016 adjusted net sales growth was 6.6%, which was at the 67th percentile of our peer group.

Similarly, our fiscal 2016 goal for adjusted net profit after tax as a percentage of revenue was set at 23.4%. This was slightly above the 75th percentile of our peers’ trailing twelve month’s net profit performance through June 30, 2015, according to our compensation consultant (using unadjusted net profit for both our target performance and the peer group actual performance to allow comparison). The 2016 adjusted net profit target was set at a level that, when combined with our 2016 sales target, was projected to deliver increased net profit after tax in fiscal year 2016, compared with fiscal year 2015. Our actual adjusted net profit performance of 22.94% was slightly below our internal goal, but it was at approximately the 70th percentile of our peer group’s trailing twelve-month net profit performance through June 30, 2016 (again comparing unadjusted figures for both us and the peer group), reflecting our high margins and challenging goals).

Our equity program is tied to performance and provides a direct link with the interests of our stockholders.

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Our fiscal 2016 equity program design is balanced, with 50% of grant value in long term performance units, providing a direct link with the interests of our stockholders. Since fiscal year 2013, partly in response to feedback from our stockholders, 50% of our named executive annual equity award values are in the form of performance-based stock units, or PSUs, that are earned over a three- to four-year performance period beginning on our annual meeting date, with the number of shares to be earned depending on our total stockholder return, or TSR, over the applicable performance period. The PSU grants made in fiscal 2016, require a minimum threshold of 22% cumulative annual TSR performance, before threshold shares are earned, and they require 46% cumulative TSR performance before target shares are earned, each as measured over a four year performance period, with opportunity to earn the awards after three years if cumulative TSR performance is at least 16% at the end of three years. In past years, we employed relative TSR performance over a three-year performance period. The changes to our fiscal 2016 PSU program are more fully discussed below.

In addition to the PSUs described above, the other 50% of the grant date value of our annual equity awards are granted in the form of either (1) stock options, or (2) restricted stock unit awards. Both the options and RSU awards time vest subject to continued service over a three-year period, but the RSU awards, consistent with prior years, are subject to the performance condition that we achieve 50% of our budgeted adjusted net profit in our third and fourth quarters, either individually or combined. Because we exceeded the minimum targeted adjusted net profit for the second half of fiscal year 2016, all RSUs that were granted during the fiscal year were earned, but continue to be subject to a three-year service-based vesting requirement from the grant date. We believe our RSU awards and stock option awards are also performance-based, because the ultimate value an executive will derive depends mostly on our stock performance, which in turn is driven by our financial performance.

The fiscal year 2016 program is illustrated below:

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Balancing Australian and US compensation practices. The committee adopted this long-term equity design to attempt to balance the competing considerations of pay-for-performance orientation, stockholder alignment, retention, and administrative complexity. In particular, granting 50% of the award in PSUs is intended to balance the current practices among our US-based compensation peers and our Australian peers. According to FW Cook’s August 2015 report which the committee reviewed before the fiscal 2016 compensation decisions were made, our US peers, as a group, granted, on average, 25% of their long-term incentive value in the form of performance awards, 30% in RSUs, and 46% in stock options. FW Cook’s August 2016 report showed a similar split, with our US peers granting, on average, 30% of their long-term incentive value in the form of performance awards, 30% in RSUs, and 40% in stock options. In contrast, our Australian peers grant almost 95% of their long-term incentive value in the form of performance-based equity. At the same time, our Australian peers typically provide considerably higher base salaries, and lower long-term incentive opportunities.

Most of our executive officers reside and work in the US, our primary listing is on the NYSE, and most of our competitors are US-based, so we consider this design a balanced approach, appropriate for our labor and investor markets. Our RSUs and PSUs do not earn any dividends or dividend equivalents, and so are valued less than at our peers who do provide dividend equivalents.

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Despite meaningful actual TSR performance over the three-year performance periods, PSUs earned based on performance periods ending in fiscal year 2016 resulted in substantially reduced realized compensation. PSU grants made in fiscal years 2013 – 2015 were based on our relative TSR performance as compared to the US Dow Jones Medical Device Index, a broad-based index of medical device companies. These PSUs required TSR at the median of the index before any portion of the performance-based equity awards are earned; target performance requires TSR at the 60th percentile.

Two tranches of PSUs ended their three-year performance periods during fiscal 2016: PSUs granted to all our executive officers in November 2012, and PSUs granted in March 2013 to our chief executive officer and our president and chief operating officer, in connection with our CEO succession. Despite ResMed’s TSR of 53% over the three-year performance period ending November 2015, the November 2012 PSUs did not meet threshold performance (the index’s median TSR was 60%), and no shares were earned or paid out. Over the performance period of the March 2013 PSUs, ResMed’s TSR was 39%, which was consistent with the median of the index, and the median was the threshold for any payout. As a result, these PSUs paid out half of the targeted number of shares. Because of the relative stock price performance in a very broad-based index, our executive officers realized substantially less than target value from the equity grants made to them in fiscal year 2013 and in connection with our CEO succession plan. This reflects the plan design and the high relative targets established, and our stock’s relative under-performance to this broad based measure.

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Outstanding PSUs are tracking below target, based on interim relative TSR performance. PSU grants made during fiscal years 2014 and 2015 remain outstanding and can be earned based on the same measures of our relative TSR performance against the US Dow Jones Medical Device Index discussed above. Based on TSR performance through June 30, 2016, the outstanding PSU grants made November 2013 (23% TSR) and 2014 (18%) would not have earned a payout. The PSU grant made during fiscal 2016 can be earned based on our absolute TSR over a four-year performance period (with an opportunity for earn out after three years for certain levels of performance). As of June 30, 2016, the November 2015 PSU grant had absolute TSR of 4%, which would result in no PSUs being earned. These results reflect the plan design, and our relative stock price performance during the truncated interim performance periods. These preliminary results could change over the course of the full PSU performance periods.

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Fiscal year 2016 PSUs were redesigned so that they are earned based on absolute TSR growth with meaningful targets set for a four-year performance period, with an opportunity to accelerate after three years based on performance. In August 2015, the committee decided to switch from relative TSR PSUs to PSUs earned for absolute shareholder return, based on its belief that its executives are responsible for creating value for our stockholders and that the performance of other companies is an external variable that is outsider their control and outside their scope of responsibility. In making this determination, the committee extensively reviewed and analyzed various long term equity design options and reviewed FW analysis of market practices and the benefits and drawbacks of various long-term design features. The committee desired to continue to provide strong incentives to management to achieve stock price appreciation and to more closely align management’s interests with actual stockholder experience, while rewarding meaningful performance consistent with company goals. The committee was also mindful of retention issues presented by an equity program design that failed to reward targeted absolute TSR growth and stock price appreciation.

Thus, for grants made in fiscal 2016, the committee revised the design of our long-term PSUs to be based on cumulative absolute TSR performance over a four-year performance period with threshold, target and maximum performance based on achieving annualized TSR growth of 5%, 10% and 15% respectively. The committee increased the maximum number of units that can be earned from 200% to 225% of target shares granted in order to increase the incentives for achieving annual TSR growth of at least 15%. Payouts may range from 50% to 225% of target shares granted with no shares being earned for below-threshold performance.

In addition, given daily stock price volatility and the difficulties of TSR programs being subject to point-to-point comparison, the fiscal 2016 PSUs provide for an opportunity to earn the shares earlier if a threshold level of cumulative three-year absolute TSR performance of 16% is achieved as of the end of the third year of the performance period, in which case a revised earn out schedule would apply, but still be based on the same annualized TSR growth for threshold, target and maximum growth requirements, all as set forth below.

Growth requirements	Cumulative 4-year TSR	Accelerated cumulative 3-year TSR	Payout percentage of target shares granted

Below threshold	Less than 22%	Less than 16%	0

Threshold	22%	16%	50%

Target	46%	33%	100%

Maximum	75%	52%	225%

In designing the fiscal 2016 program the committee sought to minimize the effects of the volatility of the market and the difficulties with point-to-point comparisons experienced with the outstanding PSUs. Thus, an additional feature of the fiscal 2016 PSUs is that 25% of the target PSUs may be earned and banked if at the end of any fiscal quarter, during the first three years, cumulative TSR since grant is equal or greater than 33%. Banked awards are paid at the end of the third year, count against actual awards earned based on performance at the end of the performance period, and once the banking condition is met, no additional banking may occur.

The committee believes the fiscal 2016 PSU design more closely aligns with actual stockholder experience, is less subject to point-to-point volatility, and provides a stronger retention mechanism.

Market-competitive compensation. Our objective is to provide target total compensation program that is competitive with similarly-sized US-based public companies in the medical device and medical technology industries with which we compete for executive talent. One of the three foundations of our ResMed 2020 strategy is to ensure best-in-class talent, which we believe requires providing total direct compensation that is at least at the median. The Company reviews benchmark data, but does not target a specific benchmark level.

At the beginning of fiscal 2016, FW Cook’s report to the committee showed that fiscal year 2015 total direct compensation for our chief executive officer was positioned at approximately the 55th percentile for US peers and 65th percentile for Australian peers. This data illustrated that our chief executive officer had total target cash compensation at the 20th percentile and equity values at the 60th percentile of the U.S peer group, consistent with the philosophy to provide a greater portion of compensation in the form of at-risk equity compensation. For fiscal year 2016, in light of the lack of market competitiveness of the chief executive officer’s target total cash compensation, the committee increased his target cash compensation. As a result and consistent with its philosophy of providing a greater percentage of cash compensation at risk and tied to our objective measurable performance, the committee increased the chief executive officer’s salary by 8% and increased target short term incentive opportunity from 100% to 130% of base salary. Based on FW Cook’s August 2016 report, these adjustments resulted in total target compensation for fiscal year 2016 at approximately the median of our peer group.

Last year’s positive say on pay vote and continued implementation of emerging best practices. At our 2015 annual meeting, our stockholders voted to approve, on an advisory basis, the compensation paid to our executive officers disclosed in last year’s proxy statement; 84% of the shares voted on this proposal voted in favor.

The 84% support was a decrease from the 94% approval in 2014, but an increase from the 81% approval in 2013 and 2012. The compensation committee believes this vote is a signal of support for our programs, which are set based on a US compensation philosophy, and we also believe that our dual US and Australia shareholder base affects the rate of say on pay support in a manner that does not apply to many of our US competitors where the shareholders are US based and expect a pay program driven by US labor market norms.

The reduced rate of say on pay support in 2015 was almost entirely due to a decline in support from ASX shareholders. NYSE shareholder support remained consistent, with over 99% support in both 2014 and 2015, while ASX support declined from 89% in 2014 to 75% in 2015. The committee believes these variations in approval rates primarily reflect the fact that ResMed’s compensation practices are more aligned with US compensation practices than those at ASX companies.

The US-based pay philosophy results in executive compensation that is different than the Australian model, with lower salary, higher short-term cash incentives, and higher target equity value than exhibited by our Australian peers. We believe our compensation arrangements balance the competing philosophies and are in the best long-term interests of our stockholders, because most of our executive officers are in the US, and we compete for talent mostly with companies that pay using US compensation structures. We continued informal dialogue with our ASX stockholders during fiscal year 2016; but in light of the approval in the say on pay vote, broadly maintained consistency in our executive compensation program.

Best practices. Our compensation committee, assisted by its independent compensation consultants, continuously monitors emerging best executive compensation practices, particularly among our peer companies. We have continued to use compensation practices that we understand to be consistent with best practices, and do not have practices generally viewed as problematic.

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No excise tax gross-ups in change of control agreements. Our change of control agreements do not provide excise tax gross-ups. They include a “best pay” limitation, which reduces the severance payments and benefits payable to the extent necessary so that no portion of any payments or benefits payable upon a change of control would be subject to excise tax.

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Limited severance. All of our named executive officers are employed at-will, and have no contractual right to cash severance on termination, except for qualifying terminations in the event of a change of control.” The cash severance on change of control is limited to a double trigger (requiring both a change of control and a termination) and the highest multiplier is for our chief executive officer, at 200% of salary and short-term incentive.

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Limited retirement plans. We do not provide supplemental pension plans for our named executive officers. Our executives in the US and Australia participate in our 401(k) plan and superannuation plan on the same statutory basis as all other employees.

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Limited perquisites. We do not provide substantial value in other perquisites to our executives. During fiscal year 2016, we eliminated a perquisite of a club membership we had previously provided for many years, recognizing an evolution of attitudes toward such perquisites.

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Equity award ownership guidelines. We have meaningful stock ownership guidelines: 300% of salary, for our chief executive officer, and 150% for the other named executives. We give our executive officers five years to meet these guidelines. If they do not meet them at that time, then they must retain shares equal to one-half of the after-tax value of shares acquired on vesting or exercise of options and RSUs until the guidelines are met. As of 2016 fiscal year-end, each of our executive officers exceeded their guideline.

•	Pledging and hedging prohibited. We have a policy prohibiting our officers and directors from hedging or pledging their ResMed stock, in accordance with emerging best practices among our US peers.

•

Review of clawback policies. The committee has previously determined that it would be in the best interest of the company and its stockholders to implement a clawback policy, but wanted to ensure compliance with SEC and NYSE requirements, which are not yet final. The committee has reviewed the SEC’s current proposal and the board has authorized the committee to recommend a clawback policy when the rules are finalized.

•	Unvested equity awards do not include dividends. No dividends accrue or are paid on our outstanding equity awards.

Philosophy and objectives of our executive compensation program

We want to attract, motivate and retain high-quality employees who reflect our values and will enable us to achieve our short-term and long-term strategic goals. We operate in a high-growth environment where substantial competition exists for skilled employees. Our ability to attract, motivate and retain high-caliber individuals depends in large part on the compensation packages we offer. We believe that our executive compensation programs should reflect our financial and operating performance. In addition, individual contribution to our success should be supported and rewarded. In designing and implementing our executive compensation program, the committee is guided by the following principles:

Pay-for-performance aligned with stockholder interests and largely at-risk compensation are the cornerstones of our compensation program. A significant portion of our executives’ compensation is at-risk and tied to the achievement of pre-established short-term corporate financial objectives through our annual cash incentive programs that are earned solely based on achieving our corporate and regional goals of adjusted net sales and adjusted net profit (after tax) as percentage of revenue, weighted equally. These two measures represent fundamental financial metrics: top-line sales, and the portion of those top-line sales that fall to the bottom-line. These fundamental metrics are critical drivers of our stockholder returns.

Equity is a key component of our executive compensation. We believe our equity-based incentive award program enhances long-term stockholder value and encourages long-term performance because equity-based incentive awards align our executives’ financial rewards with those of our stockholders through appreciation of our stock price. We grant 50% of the value of our executive officers’ equity grants in the form of TSR-contingent PSUs, with the number of shares earned determined only after a four-year performance period, with the ability to accelerate after three years, based on our total stockholder return (also, up to 25% of 2016 target PSUs may be earned during the first three years under certain conditions that require excellent performance). We grant the other 50% of the value of our executive officers’ equity grants in the form of RSUs or stock options.

The vesting of RSUs to our executive officers is subject to a specific performance condition related to our adjusted net profit, in addition to our three-year vesting requirement. This condition is intended for units to qualify as performance-based compensation under US tax laws and preserve the deductibility of the compensation paid, while providing a tie to our measurable performance. And we believe that stock options are inherently performance-based, because they only deliver value if our stock price increases above the closing price on the date the option is granted. In addition, the value our executive officers ultimately receive from either stock options or RSUs depends on our stock performance over the three-year vesting periods of the grants. The vesting periods and the long term performance periods under our PSUs also encourage retention of top executive talent.

The following pie charts illustrate the allocation of total direct compensation for our chief executive officer and the average the other named executive officers (NEO’s) earned for fiscal year 2016 We maintain this at-risk philosophy despite market data showing that base salary is emphasized in Australia and Europe, where certain of our executive officers reside.

Other NEOs FY16 Compensation Summary	CEO FY16 Compensation Summary

Provide market-competitive cash compensation. Our objective is to provide a target total compensation program that is competitive with similarly-sized US-based public companies in the medical device and medical technology industries with which we compete for executive talent.

During fiscal year 2016, the committee used a guideline for our chief executive officer’s total target cash compensation (assuming a cash short-term incentive earned for achieving the goals at plan) at approximately the 50th percentile of our U.S. peer group; and that total target cash compensation should reflect a relatively lower emphasis on salary and a higher percentage of pay at risk in the form of an annual cash incentive. This was consistent with the belief that total direct compensation should at least be at median. The guideline is broader to recognize individual situations, and also allows us to reflect the fact that we set challenging targets for our short-term incentive programs.

Align stockholder interest with long-term equity. Equity is a key component of our executive compensation. We believe our equity-based incentive award program enhances long-term stockholder value and encourages long-term performance because equity-based incentive awards align our executives’ financial rewards with those of our stockholders through appreciation of our stock price.

During fiscal year 2016, we continued the PSU equity program introduced in fiscal year 2013, and PSUs represented 50% of the equity value in our annual grants. In fiscal year 2016, we also continued our practice of providing named executive officers the choice to select whether the balance of their equity awards would be entirely in the form of stock options, entirely in RSUs or evenly split (in value) between the two.

The compensation committee decided to revise the PSU program for fiscal year 2016 so that the performance criteria are based on absolute, rather than relative, total shareholder return. The new program also includes a four-year measurement period, with an opportunity to accelerate payouts after year three, if performance is high enough. The committee believes this design more closely aligns with actual stockholder experience, is less subject to point-to-point volatility, rewards performance for which executives are accountable (and removing peer group performance for which they are not), and provides a stronger retention mechanism. No changes were made to already-granted PSU awards from previous years; the new design only applied beginning with grants made in November 2015.

Make informed decisions. The committee annually retains an independent compensation consultant to advise the committee on executive compensation matters for executive officers and to perform a comprehensive market analysis of our executive compensation program, pay levels, and relative operating performance. See the section titled “Peer group comparisons” below.

Compensation process

Compensation committee role. The compensation committee establishes our general compensation policies, and reviews and approves salaries, short-term incentives, equity-based compensation, and all other elements of the compensation offered to our executive officers (including our named executive officers), and all other executives that report to the office of the chief executive officer. The board has determined that all members of the compensation committee are independent directors under NYSE standards.

On an annual basis, the committee considers each of the three primary elements of compensation (salary, cash incentives and equity) based on market analysis, individual performance, the perceived value of the individual to ResMed and other factors it deems relevant. The committee also considers regional variation. For example, base salaries for certain positions in countries outside the US, when translated to US dollars, may compare to market differently when compared to US market peers than when compared to peers in their home country. There are similar regional variations market practices concerning short-term and long-term incentives. The committee attempts to balance the goal of paying consistent with the local market, with the goal of maintaining internal consistency using a US pay philosophy for executives in different regions, which creates alignment throughout the executive team.

Timing of decisions. In fiscal 2016, as in the past several years, we re-set our executive officers’ compensation on October 1, the beginning of our second fiscal quarter. For fiscal year 2017, we plan to change that date to December 1, to more closely align with our annual equity grant, which generally occurs on the date of our stockholder meeting in November. A similar change will occur for all employees. This practice allows us to consider the previous year’s performance, and the new fiscal year’s performance goals, in compensation decisions. The committee generally makes decisions on the principal components of executive officer compensation – base salary, short-term incentive potential, equity awards, and perquisites – during the first quarter. Specific short-term incentive performance targets for executive officers are generally determined before or during the first month of the fiscal year for that year. Determining actual performance versus targets and calculating short-term incentive payouts generally occur in the first two months following the end of our fiscal year. Short-term incentive payments to our executive officers are made after the fiscal year-end audit is complete. If other executive compensation issues arise during the course of the year, the committee takes those issues up on a case-by-case basis. The impact on compensation of a change of role is generally decided contemporaneous with the role change.

Independent compensation consultants. In making its decisions, the committee reviews data obtained from peer group companies and considers the recommendations of management and the analysis and advice of its independent compensation consultants regarding each element of compensation. The committee has independent authority to retain advisors. The committee has retained FW Cook, Inc., an independent compensation consultant, to advise the committee with respect to executive compensation matters for executive officers. FW Cook performs no work for us other than its work providing executive compensation consulting services to the committee.

During fiscal year 2016, the committee reviewed market practices and benchmark data from FW Cook and considered ResMed’s and our executives’ relative performance and the recommendations of the consultants. FW Cook also advised the committee regarding the Australian company benchmarks for the positions of our chief executive officer, as well as executive officers who reside there. FW Cook further advised the committee regarding long-term incentive design practices and alternatives as well as peer group equity practices. In addition, management retained Aon plc to provide performance results of our PSUs. The committee also considered the experience and knowledge of committee members regarding compensation practices for comparable positions at other companies. Although the committee considers various sources of information and recommendations, ultimately, of course, the committee relies on its own independent judgment.

Management’s role. Our chief executive officer, president and chief operating officer, chief human resources officer, chief administrative officer and global general counsel, chief financial officer, and members of their teams, provide input and recommendations to the committee regarding pay to the executive officers and other members of management for their review and approval. While the committee gives consideration to these recommendations, it exercises independent judgment. Management provides to the compensation consultants and to the committee historical and prospective breakdowns of total compensation components for each executive officer and financial data in support of the various compensation components. Management also provides recommendations that include financial goals and criteria for our annual and long-term incentive plans. Management gathers the information it provides from consultants, the market, and internal resources, allowing designs and strategies to be tied directly to our business needs. While management members typically attend committee meetings, the committee chair excuses individual management members as appropriate for independent review and decision-making.

Peer group comparisons. In making its decisions on executive compensation, the committee generally uses industry compensation surveys prepared by outside consultants, which review each position against comparable positions within a peer group. The US peer companies are generally within one-quarter and four times the size of our revenue and market capitalization, with ResMed in the middle to avoid bias from too many large or small peer companies. We select peer companies that are medical device or medical technology companies with a market capitalization, profitability, revenue, and employee population roughly comparable to ours.

The committee periodically reviews the composition of the peer group and the criteria and data used in compiling the list, and considers modifications to the group. In May 2015, before making fiscal year 2016 decisions, the committee reviewed the peer group, considered other companies for inclusion, and decided not to change the peer group. The 18 companies comprising the US peer group were:

Alere Inc.	Hologic Inc.

Bio-Rad Laboratories, Inc.	Illumina Inc.

CareFusion Corporation	Intuitive Surgical, Inc.

Charles River Laboratories International, Inc.	Mettler-Toledo International Inc.

C.R. Bard, Inc.	PerkinElmer Inc.

The Cooper Companies Inc.	Sirona Dental Systems, Inc

DENTSPLY International Inc.	STERIS Corporation

Edwards Lifesciences Corp.	Varian Medical Systems Inc.

Haemonetics Corp.	Waters Corporation

The committee believes that this peer group reflected a reasonable cross-section of our labor market for talent and included companies that our investors might consider in determining the reasonableness of our pay and alignment of our pay with our performance. The committee periodically reviews the composition of the peer group and the criteria and data used in compiling the list, and considers modifications to the group.

The committee also considers compensation survey data from FW Cook regarding similarly-sized Australia-based publicly listed companies for our Australia-based chief financial officer, and for other executive officers based in Australia, as well as for our chief executive officer. Our chief executive officer is based in the US, so the

Australian data are reviewed to understand the differences between the potential expectations of our NYSE and ASX stockholders. The committee generally gives less weight to the Australian peer group, because ResMed compensates senior executives and directors on a US-style pay model, which is structurally and quantitatively different from the typical practices of companies in the ASX peer group.

In May 2015, the committee reviewed the existing Australian peer group, considered other Australian companies for inclusion, and decided to add Healthscope Limited to the fiscal year 2016 Australian peer group. The twelve Australian peer group companies reviewed for 2016 compensation decisions were:

Adelaide Brighton Limited	Healthscope Limited

Ansell Limited	Incitec Pivot Limited

Boral Limited	James Hardie Industries PLC

Cochlear Limited	Primary Health Care Limited

Computershare Limited	Ramsay Healthcare

CSL Limited	Sonic Healthcare

Elements of compensation

Base salary. Base salaries provide our executives with a degree of financial certainty and stability. In order to attract and retain highly qualified executives, we pay within salary ranges that are generally based on similar positions in companies of comparable size and complexity. Using the peer group data, the committee assesses market base salaries at the median, 60th and 75th percentiles. Adjustments are made based on the committee’s assessment of position, performance, experience, and role. The committee adopted a guideline for use in fiscal 2016 that our chief executive officer’s total cash compensation assuming target performance, should be roughly at the 50th percentile, but more heavily weighted to the at-risk element of a short-term cash incentive. At the time of this review, the chief executive officer’s target total cash was at the median.

Annual salary adjustments for fiscal year 2016 were effective October 1, at the start of the second quarter of our fiscal year, consistent with our historical practice. Based in part on this US peer data, the committee positioned our chief executive officer’s fiscal 2016 target total cash compensation slightly below the median of our US peers. The committee thought it appropriate to provide a greater portion of our chief executive officer’s cash compensation with at-risk short term incentive compensation. Thus, our chief executive officer’s base salary was increased by 8%, resulting in base salary at about the 25th percentile, while his short-term incentive target was increased from 100% to 130% of salary, which was above the 75th percentile.

Our executive compensation philosophy is to pay at least at the median when targets are achieved. The committee increased the salaries of each of our other named executive officers by 5% in constant currency, in part, to promote internal equity.

For Mr. Sandercock, the amounts shown in the table below represent the US dollar equivalent of his non-US dollar-denominated salaries, with the reduction in US salary based solely on the currency fluctuations. We believe that year-to-year currency fluctuations make the constant currency increases most meaningful for officers residing outside the US.

Named executive officer	2016 base salary	2015 base salary	Constant currency percentage increase from 2015 to 2016
Michael Farrell Chief executive officer	$860,000	$800,000	8%
Rob Douglas President and chief operating officer	$702,975	$669,500	5%
Jim Hollingshead President – Americas	$459,638	$437,750	5%
David Pendarvis Chief administrative officer, global general counsel and secretary	$513,713	$489,250	5%
Brett Sandercock Chief financial officer	$445,024(a) AUD 570,544	$499,905(a) AUD 543,375	5%

(a)	This amount was approved based on an exchange rate we used in setting our budget for fiscal year 2015. The exchange rate used was approximately AUD:USD 1 to 0.92.

Annual performance-based short-term incentives. The second direct compensation component is the opportunity to earn cash amounts under our annual short-term incentive program. The primary purpose of our annual short-term incentive program is to motivate our executives to meet or exceed our company-wide, regional, and business unit short-term operating performance objectives. The program is intended to share our success with eligible executives to the extent warranted by our performance, and to provide competitive compensation to eligible executives in a manner consistent with our philosophy of paying for performance. The short-term incentive program is intended to qualify as a performance-based award under our incentive plan as well as performance-based compensation for purposes of section 162(m) of the US Internal Revenue Code. Amounts earned are based on actual salary paid for the year and not the base salary in effect at the end of the year.

In setting appropriate short-term incentive target opportunities for fiscal year 2016, the committee reviewed the 50th, 60th, and 75th percentiles of peer comparables (both in terms of target amounts and amounts actually earned). The committee also considered the potential effect of short-term incentive targets on total cash compensation and reviewed total cash compensation at peer comparables at those same percentiles. For fiscal year 2016, the committee increased the target short-term incentive opportunity for our chief executive officer, from 100% to 130% consistent with its philosophy to have more cash compensation at risk and tied to our performance. This incentive level, as a percentage of base salary, positioned our chief executive officer slightly below the median for total target cash compensation among US peers for fiscal year 2016 when applied to his below-median salary.

The committee also increased the target short-term incentive opportunity for our president and chief operating officer, from 90% to 100%. This was done to better align his short-term incentive opportunity with our chief executive officer, because of their shared responsibilities and impact. Few of our peers have a president who is not the chief executive officer, and our president and chief operating officer works as part of the office of the chief executive officer. Increasing the short-term opportunity also increased alignment between executive compensation with shareholder interests by further emphasizing performance-based compensation.

The committee maintained target short-term incentive opportunities for our other named executive officers at 75% of base salary, the same levels as at fiscal year-end 2015. The other named executive officers’ incentive levels, as a percentage of salary, were roughly consistent with the median of US peers.

The committee believes it best to tie each executive’s incentive pay to the areas over which the executive can assert the most influence and to vary the weighting to reflect the relative focus desired by the executive for each metric. The committee continues to believe that adjusted net sales and adjusted net profit after tax as a percentage of revenue are important performance metrics on a global and regional basis because these goals focus on profitably increasing our revenue. We have consistently used these same short-term incentive metrics for several years, as they focus on the core goals of top-line growth and bottom-line improvement.

For fiscal year 2016, our executive officers with primarily global responsibilities had short-term incentives based on pre-established performance measures of our adjusted global net sales and adjusted net operating profit after tax as a percentage of sales (“profit measure”), weighted equally. This applied to Messrs. Farrell, Douglas, Pendarvis, and Sandercock for the entire fiscal year. Executives with primarily regional responsibilities, such as Mr. Hollingshead, have 70% of their target short-term incentive based on regional performance measures (with 50% based on regional adjusted net sales, and 20% based on regional profit measure); while the remaining 30% is based on global performance measures (allocated equally between 15% global adjusted net sales, and 15% global profit measure), the same measures used for executives with primarily global responsibilities. The committee believes these weightings appropriately balance the need to focus on regional performance, while aligning incentives to promote cooperation between regions. The performance measures and their weighting by named executive officer for fiscal year 2016 were as follows:

Named executive officer	Global adjusted net sales	Global adjusted net profit after tax as a percentage of revenue	Regional adjusted net sales	Regional adjusted net operating profit as a percentage of revenue

Michael Farrell	50%	50%	-	-

Rob Douglas	50%	50%	-	-

Jim Hollingshead	15%	15%	50%	20%

David Pendarvis	50%	50%	-	-

Brett Sandercock	50%	50%	-	-

The payout structure for our short-term incentive program has remained the same for several years. It is based on achieving pre-established targeted milestones for each performance metric, and applies to each metric individually. It is described in the following table. Payouts are expressed as a percentage of short-term incentive opportunity for that performance metric. Performance between the milestones is paid based on linear interpolation. The committee has established a cap on the maximum short-term incentive total payout per executive officer at 200% of the officer’s target short-term incentive opportunity.

No payout	50% payout	100% payout	150% payout	200% payout

<85% of goal	85% of goal	100% of goal	115% of goal	>130% of goal

The committee approves the actual short-term incentive amounts for executive officers under this criteria after the end of the fiscal year, after reviewing our financial data and performance. To promote the retention value of our incentive programs, the committee has adopted a policy that we will not pay any cash or other short-term incentive awards in the event of a separation of employment of an executive officer before the date of the payment. This policy does not impact options, RSUs, or other long-term incentives that have vested at the time of separation.

The fiscal year 2016 targets and actual performance for each of the metrics are listed below.

Short-term incentive component	Targeted performance ($ in thousands)	Actual performance ($ in thousands)	Percentage achieved	Short-term incentive percentage payout based on percentage achieved
Global adjusted net sales	$1,772,166	$1,788,706	100.93%	103.11%
Global adjusted net profit after tax as a percentage of revenue	23.4%	22.94%	98.03%	93.45%
Total global achieved after weighting 50%				98.29%
Regional (Americas) adjusted net sales	$1,057,511	$1,092,743	103.33%	111.11%
Regional (Americas) adjusted net profit as a percentage of revenue	37.97%	38.37%	101.05%	103.51%
Total regional (Americas) achieved after weighting 50%				105.75%

We set challenging goals for our executives for fiscal year 2016. Our fiscal year 2016 adjusted net sales goal required 8% constant currency growth over fiscal year 2015. This target was lower than our 13% constant currency growth in fiscal 2015, but reflected the substantial decline in sales of a particular product line (our adaptive servo ventilators) as a result of adverse clinical trial results in May 2015. When the fiscal year 2016 adjusted net sales goal was set, it was substantially above our peers’ median trailing twelve month revenue growth rate of 4% through June 30, 2015. Based on our compensation consultant’s August 2016 report, achieving the adjusted net sales target would have required us to achieve growth slightly above the 75th percentile of our peers’ trailing twelve month revenue growth through June 30, 2016. Our actual fiscal year 2016 adjusted net sales growth was 6.6%, which was at the 67th percentile of our peer group.

Similarly, our fiscal 2016 goal for adjusted net profit after tax as a percentage of revenue was set at 23.4%. This was slightly above the 75th percentile of our peers’ trailing twelve month’s net profit performance through June 30, 2015, according to our compensation consultant (using unadjusted net profit for both our target performance and the peer group actual performance to allow comparison). The 2016 adjusted net profit target was set at a level that, when combined with our 2016 sales target, was projected to deliver increased net profit after tax in fiscal year 2016, compared with fiscal year 2015. Our actual adjusted net profit performance of 22.94% was slightly below our internal goal, but it was at approximately the 70th percentile of our peer group’s trailing twelve-month net profit performance through June 30, 2016 (again comparing unadjusted figures for both us and the peer group), reflecting our high margins and challenging goals).

The committee believes that this long-standing structure has served ResMed well, and aligns compensation with performance. The committee also believes the company’s targets are challenging; they require ongoing growth and performance above the median of our peers. Goal-setting has appropriate oversight, as the targets are based on budgeted plans reviewed and approved by the full board. Finally, the committee believes the range between threshold, target, and maximum performance is appropriate, given the complexities of the business and provide appropriate incentives for a range of outcomes.

In calculating short-term incentive metric achievement, the committee made the following adjustments from our GAAP financial statement revenue and net profit calculations to eliminate the impact of certain non-operating revenue and expenses:

•	Adjusted global net sales is a non-GAAP measure. GAAP net sales were approximately $1.8 billion, which were adjusted as follows:

-	using budgeted exchange rates increased performance by approximately $8 million; and

-	excluding revenue from unbudgeted acquisitions reduced performance by approximately $58 million.

•	Adjusted global net profit after tax is a non-GAAP measure. GAAP global net profit after tax was approximately $352 million, and was adjusted as follows:

-	excluding stock-based compensation expenses increased performance by approximately $33 million, net of tax;

-	excluding amortization of acquired intangibles increased performance by approximately $17 million, net of tax;

-	eliminating changes in the ASV field safety notification expense reserve reduced performance by approximately $2 million, net of tax;

-	excluding profits and losses from unbudgeted acquisitions reduced performance by approximately $2 million, net of tax.

-	excluding unbudgeted acquisition expenses increased performance by approximately $5 million, net of tax;

-	excluding restructuring expenses increased performance by approximately $5 million; and

-	excluding notional interest earnings on funds not used for stock buybacks reduced performance by approximately $0.5 million.

The following table shows the 2016 target and actual short-term incentive payments. All actual short-term incentive payments were funded in accordance with pre-established formulas; there was no discretionary or individual adjustment by the compensation committee.

Named executive officer	Annual short-term incentive target percentage	Annual short-term incentive target	Actual short-term incentive earned	Actual short-term incentive as a percentage of target

Michael Farrell	130%	$1,098,500	$1,079,716	98.29%

Rob Douglas	100%	$694,606	$682,728	98.29%

Jim Hollingshead	75%	$340,626	$360,212	105.75%

David Pendarvis	75%	$380,699	$374,189	98.29%

Brett Sandercock	75%	$307,980(a)	$302,713(a)	98.29%

(a)	These amounts were approved in local currency by the committee. The foreign currency is converted to USD based on the fiscal year 2016 average annual exchange of approximately AUD:USD 1 to 0.728405.

The committee has approved a short-term incentive program for fiscal year 2017 that incorporates the same metrics and weighting as in fiscal year 2016. The committee made no change in the short-term incentive targets as a percentage of base salary for fiscal 2017.

Long-term equity award program. The third major component of our named executive officers’ direct compensation provides a long-term incentive and alignment with stockholders through equity participation. The primary purpose of granting equity awards is to link our officers’ financial success to that of our stockholders, with the value of the equity awards increasing only as the stock price increases. We use PSUs, RSUs, and stock options in the equity award program to provide a mix of awards that increases the capability of the committee to manage more effectively our use of shares under our stock plan, balance the leverage and risk provided by various equity vehicles, more closely conform with practices at our peer companies, and provide more tax-effective equity awards

During fiscal year 2016, we continued to have PSUs represent 50% of the equity value in our annual grants. In fiscal year 2016 we also continued our practice of providing named executive officers the choice to select whether the balance of their equity awards would be entirely in the form of stock options, entirely in RSUs or evenly split (in value) between the two. In addition, the committee continued its practice of granting RSU awards to our executive officers and certain other officers conditioned on achieving certain performance targets, in addition to having a time-based vesting period. This condition is intended for units to qualify as performance-based compensation under US tax laws and preserve the deductibility of the compensation paid, and also provides a tie to our performance. The combined availability of options and RSUs gives our executives the opportunity to balance the incentive award in a manner that suits their particular risk profile and their own preferences in financial or tax planning in the US and non-US jurisdictions.

We do not pay any dividends or dividend equivalents on any of our equity awards.

Fiscal Year 2016 PSU program changes. For fiscal 2016 awards, the committee wanted to continue to provide strong incentives to management to achieve stock price appreciation and to more closely align management’s interests with actual stockholder experience, while rewarding meaningful performance consistent with company goals that was based on performance for which they were accountable. In August 2015, the committee concluded that then-current design feature of relative TSR performance against the US Dow Jones Medical Device Index was resulting in substantially lower payout than intended, given the absolute price performance of our stock, and was subject to substantial volatility and point-to-point variation. For example, the November 2013 PSUs earned zero for 53% actual TSR performance over the three year performance period that ended in fiscal 2016.

Thus, for grants made in fiscal 2016, the committee revised the design of our long-term PSUs to be based on cumulative absolute TSR performance over a four-year performance period with threshold, target and maximum performance based on achieving a cumulative TSR growth target of 46% over four years. Payouts may range from 50% to 225% of target shares granted with no shares being earned for below threshold performance.

In addition, given daily stock price volatility and the difficulties of TSR programs being subject to point-to-point comparison, the fiscal 2016 PSUs provide for two opportunities to earn shares earlier than at the end of the four-year performance period as follows:

•

First, an opportunity to earn shares at the end of three years if a threshold level of cumulative three-year absolute TSR performance of 16% is achieved as of the end of the third year of the performance period, in which case a revised earnout schedule would apply, but still be based on the same annualized TSR growth for threshold, target and maximum growth requirements as required by the four year performance period, as described in the section “Terms of performance stock units” below, and the grant would terminate at the end of the three-year period.

•

Second, an additional feature of the fiscal 2016 PSUs is that 25% of the targeted PSUs may be earned and banked if at the end of any fiscal quarter, in the first three years, cumulative TSR since grant is equal or greater than 33%. Banked awards are paid at the end of the third year, count against actual awards earned based on performance at the end of the performance period, and once the banking condition is met, no additional banking may occur.

The committee believes the fiscal 2016 PSU design more closely aligns with the actual stockholder experience, is less subject to point-to-point volatility, and provides a stronger retention mechanism.

Fiscal 2016 grant values.    Grant values were established by the committee, and the relative ratios of PSUs, RSUs, or stock options were determined by the relative values computed under Financial Accounting Standards Board Accounting Standards Codification Topic 718.

In determining the value of awards granted to specific named executive officers, the committee reviewed our performance, the number of outstanding awards available, the percentage of the pool represented by the proposed grant, the present value of the proposed grant, existing unvested option and RSU ownership, the awards granted in prior years, and the grant practices of our peer group companies. For fiscal year 2016, the committee reviewed peer company data to determine competitive equity award values, at the median, 60th and 75th percentiles, for each officer’s position. The committee also considered internal equity relationships, to promote a team-based approach by our senior management team, and ensure equitable internal relationships. In arriving at the specific grant size, the committee considered the peer group benchmarks at an individual level, as well as aggregate equity compensation for similar groups at our peers. The committee also considered our officer’s individual performances during fiscal 2015, as well as their expected future contributions. Taking all those factors into account, for fiscal 2016 the committee increased equity grant values from fiscal 2015 by approximately 10% to 12% for our chief executive officer and our chief operating officer and president, and by 7% for our other named executive officers.

Based on the FW Cook report at the beginning of fiscal year 2016, the fiscal year 2015 equity grant for our chief executive officer was at about the 65th percentile for long-term equity incentives as well as for total direct compensation. His 2016 equity award was at the 55th percentile in the updated 2016 review of executive compensation and resulted in total compensation at the median. The other named executive officers were positioned consistent with the committee’s decision to emphasize at-risk compensation elements and align with stockholders’ interests.

The following table sets forth equity grant values provided to our named executive officers in fiscal year 2016, as well as the elections made by our named executive officers regarding the form of award to receive. When it approved the 2016 equity grants in August 2015, the committee approved specific dollar values, and a valuation firm used those values and estimated inputs to calculate the specific number of stock options, RSUs, or PSUs that were available for grant based on its estimations of the value of the awards on the grant date. The intended values approved by the committee and the actual grant date values were the same. The table below sets forth the grant values, based on the NYSE closing stock price of $58.24 on November 19, 2015, the grant date; a Black-Scholes formula for the options; and a Monte-Carlo simulation for the performance units, each consistent with the accounting standards of FASB 718.

Named executive officer	2016 grant value	Percentage of grant value in performance- based stock units	Percentage of grant value in stock options	Percentage of grant value in restricted stock units

Michael Farrell	$5,500,000	50%	0%	50%

Rob Douglas	$3,662,000	50%	50%	0%

Jim Hollingshead	$1,530,000	50%	25%	25%

David Pendarvis	$1,471,000	50%	25%	25%

Brett Sandercock	$1,712,000	50%	0%	50%

Terms of performance stock units

Program Design.    Since fiscal 2013 we have granted performance stock units, or PSUs, under our 2009 incentive award plan. As described above, we revised the program design for the 2016 fiscal year PSUs granted in November 2015.

PSUs issued from November 2012 (fiscal 2013) through November 2014 (fiscal 2015) (some of which remain outstanding) are earned and cliff vest after the third anniversary of the grant, but only to the extent the committee certifies the TSR performance criteria has been met. The PSUs are measured and earned after a three-year period based on our TSR performance relative to the TSR performance of companies included in the US Dow Jones Medical Device Index. This was viewed as an objective and relevant list of other companies a typical ResMed investor might choose. New entrants to the index during the performance period are not added to the peer group and companies that fall out of the index mid-cycle, but continue trading, are not removed from the group. Companies that stop trading mid-cycle due to going private, acquisition or similar events are excluded from the final TSR calculation and companies that go bankrupt remain in the peer group and are assigned a TSR of -100%. The share price at the grant date (our stockholder meeting date) was used as the starting point for the TSR calculation, and a trailing 30 trading-day average share price is used to calculate the share price at the end of the performance period.

The fiscal year 2013, 2014, and 2015 PSUs have a highly performance-based funding schedule that require us to perform at the median of the index before any portion of the performance-based equity awards is earned, and require performance at the 60th percentile to earn the target number of shares. Shares earned may range from a minimum of 0% of target shares, to a maximum of 200% of target shares, based on the following schedule:

ResMed’s relative TSR	Payout as a percentage of target

80th percentile and above	200%

60th percentile	100%

50th percentile	40%

Below 50th percentile	0%

Shares earned between these percentiles would be based on linear interpolation. If our absolute TSR is negative for a performance period, the shares that can be earned are limited to 100% of target, even if our relative TSR would have resulted in a percentage earn-out above 100%.

The fiscal year 2016 PSUs were issued in November 2015 and remain outstanding. They are earned and cliff vest after the fourth anniversary of the grant, but only to the extent the committee certifies the TSR performance criteria has been met. The PSUs are measured and earned after a four-year period based on our absolute TSR performance with an opportunity to accelerate payouts after year three, if performance is high enough. The share price at the grant date (our stockholder meeting date) is used as the starting point for the TSR calculation, and a trailing 30 trading-day average share price is used to calculate the share price at the end of the performance period.

Under the fiscal year 2016 design, payouts range from 0% to 225% of target, based on the schedule below:

Growth requirements	Cumulative 4-year TSR	Accelerated cumulative 3-year TSR	Payout percentage of target shares granted

Below threshold	Less than 22%	Less than 16%	0

Threshold	22%	16%	50%

Target	46%	33%	100%

Maximum	75%	52%	225%

The 2016 PSUs are earned based on four-year cumulative TSR. The program has several features to minimize the impact of daily volatility and point-to-point variation. A 30 trading day average price is used to measure performance at the end of the period. In addition, if cumulative TSR is equal to or greater than 16% at the end of the third year from grant, then the PSUs pay out based on the TSR in the accelerated cumulative three-year TSR schedule above, and the grant terminates. Finally, if cumulative TSR after grant is >33% at the end of any fiscal quarter in the first three years, then 25% of the target award would be deemed earned, banked and paid out at the end of year three, even if performance at the end of year three is below threshold. The banking can only occur once, and any final payouts at the end of year four would be net of the banked amount.

PSUs that vested based on performance periods that ended in fiscal year 2016 resulted in substantially lower realized compensation. Two tranches of PSUs ended their three-year performance periods during fiscal 2016: initial PSUs granted to all our executive officers in November 2012 (fiscal 2013), and PSUs granted in March 2013 to our chief executive officer and our president and chief operating officer, in connection with our March 2013 management reorganization. Despite ResMed’s TSR of 53% over the three-year performance period from November 2012 through November 2015, the fiscal 2013 PSUs did not meet threshold performance (the index’s median TSR was 60%), and no shares were earned or paid out. Over the performance period of the March 2013 PSUs (from March 2013 through March 2016), ResMed’s TSR was 39%, which met threshold performance at the peer group’s median. As a result, the March 2013 PSUs paid out 40% of the targeted number of shares granted. These payouts were certified by the committee, after reviewing third-party calculations of the total shareholder returns for ResMed and the index peers, as well as the percentile distributions. The payouts were formulaic, based on the plan’s design, with no discretionary adjustments by the committee, as shown in the table below.

PSU grant date	ResMed actual total stockholder return for performance period	Ranking vs. Dow Jones Medical Device Index peers	Payout as a percentage of target

November 2012	53%	38th percentile	0%

March 2013	39%	50th percentile	40%

Because of these result, our executive officers realized substantially less than target value from the PSU grants made to them in fiscal year 2013, as shown in the table below.

Named executive officer	Target number of shares at grant	Value at grant(a)	Number of shares acquired on vesting	Value realized on vesting(b)

Michael Farrell
- Nov. 2012 grant	17,164	$650,000	0	$ 0
- March 2013 grant	20,243	$865,000	8,097	$463,958
Total	37,407	$1,515,000	8,097	$463,958

Rob Douglas
- Nov. 2012 grant	27,726	$1,050,000	0	$ 0
- March 2013 grant	11,701	$ 500,000	4,680	$268,164
Total	39,427	$1,550,000	4,680	$268,164

Jim Hollingshead	17,164	$650,000	0	$ 0

David Pendarvis	17,164	$650,000	0	$ 0

Brett Sandercock	19,805	$750,000	0	$ 0

(a)	PSUs are shown at the grant date fair value, as computed under FASB ASC Topic 718.

(b)	Value realized on vesting is calculated based on the number of shares vesting, at the closing price on March 16, 2016 ($57.30), the day the compensation committee certified performance.

Outstanding PSUs would not have paid out any shares. PSU grants made to our named executive officers during fiscal years 2014, 2015, and 2016 remain outstanding. Based on stock price performance through June 30, 2016, when our stock price was $63.23, none of the outstanding PSU grants would have earned a payout, as shown in the table below.

PSU grant date	ResMed total stockholder return through June 30, 2016	Ranking vs. Dow Jones Medical Device Index peers	Hypothetical payout as a percentage of target

November 2013	23%	34th percentile	0%

November 2014	18%	45th percentile	0%

November 2015	4%	n/a	0%

These results reflect the plan designs, and our stock’s performance during the relevant timeframes. Because the outstanding PSUs had from 5 to 41 months remaining in their performance periods, any mid-period payout calculation is hypothetical. Nevertheless, as of the end of our 2016 fiscal year, the outstanding performance-based units awarded were tracking to deliver zero value to our named executive officers. The result is that substantial portions of the equity value granted to our executive officers for the past three years may not result in any realized compensation for them.

Terms of stock options and restricted stock units

Stock Options. Stock options were issued to some of our named executive officers during fiscal year 2016 under our 2009 incentive award plan. The plan requires that the exercise price of options equal the fair market value on the day of the grant, as measured by the closing price of our common stock on the NYSE on the grant date. Stock options granted to named executive officers and certain other senior executives during the November annual grant process vest and are exercisable 33% per year on November 11th of each year after the grant date. They may exercise their vested options for a maximum period of the earlier of: (1) expiration of the grant (generally seven years after the date of grant), or (2) one year after separation for any reason (except six months after death in the case of non-US participants).

The committee considers stock options performance-based compensation. The ultimate economic value received by an option recipient depends on our future stock price performance, and could be zero, if the stock price does not increase above the strike price. These features of stock options align well with stockholder interests.

Restricted stock units. RSUs granted to most of our named executive officers and certain other senior executives are earned based on performance targets as shown in the table below. The performance conditions require that RSUs are only earned when we meet threshold levels of profitability. After grant, RSUs granted may be earned based on our actual performance compared to targeted levels of earnings for each of the three performance periods: (1) third fiscal quarter; (2) fourth fiscal quarter; and (3) the third and fourth fiscal quarters combined. No more than 100% of the RSUs granted may be earned, and once the target is met for a performance period, all RSUs associated with that period are earned. If the target for a performance period is not met, none of the RSUs for that period are earned. However, if the cumulative target for both periods is achieved in either period or in the combined period, 100% of the RSUs granted are earned.

Once earned, the RSUs vest in one-third annual increments based on continued service with us, such that all earned awards will be vested three years after grant, which facilitates retention. We do not pay any dividends or dividend equivalents on any of our equity awards.

In August 2016, the committee determined that the performance condition on the November 2015 RSU grants to executive officers had been met, and 100% of the RSUs granted were earned, as shown in the table below. The earned RSUs remain subject to one third annual vesting increments from the date of grant based on continued service.

Performance component	Threshold	Approximate actual performance	Percentage payout of RSU award for the metric
2016 third and fourth quarter adjusted earnings	$109,278,000	$206,799,000	100%

Equity compensation award policies

The committee’s policy is to generally have its annual incentive award grants to named executive officers and non-executive management effective on or about the annual stockholders meeting date. However, it reserves the right to make exceptions and change the policy. In setting this policy the committee considered many factors, including the alignment of this date with the election of directors and our expected salary adjustment date. This enables management and the committee to combine the salary review process with the equity grant process for consistency and administrative convenience and to make awards only after performance in the previous year is known and current year budgets and goals are set. Also, the exercise price for options included in the equity grants equals the closing price of our common stock on the actual grant date, and the price on that date is an important input into the valuation of RSUs and PSUs. Given our traditional earnings release date in late October or early November, the stockholders meeting is likely to occur in an open window period, so that the stock price on the grant date is more likely to reflect more recent performance data. Finally, the stockholders meeting date is set and announced several months in advance, providing transparency to the process. Based on these reasons, the committee has set the annual stockholders meeting date as the target for our annual equity grants, although the actual grant date (i.e., the date when the committee takes formal action to make the grants) may vary by a few days from the annual meeting date due to administrative or other factors.

The committee’s policy on granting incentive awards for promotions, new hire and other special situations is that the grants must be properly approved in advance of, or on the grant date, and the grant date is to occur on the first business day of the month following the promotion, new hire or other special situation; unless the event occurs on the first business day of the month, in which case the grant may be made as of that day.

During fiscal year 2016, the committee continued its practice of delegating to a subcommittee comprised of our chief executive officer, our chief human resources officer, and our chief administrative officer and global general counsel, authority to approve the annual and promotional and new hire equity award grants to employees who were not officers, so long as the aggregate total of those equity grants did not exceed committee-established limits, and were consistent with committee-determined standard terms for grants and other guidelines. During fiscal year 2016, under this authority, this subcommittee granted a total of 724,401 RSUs and 336,176 options.

The committee believes that this subcommittee is best suited to determine the specific annual awards to be allocated to the individual employees below the officer level given their familiarity with their performances and responsibilities. In addition, the delegation enhances our ability to attract, reward and retain talented employees by allowing management to extend binding employment offers and to act in other special situations quickly and flexibly. All equity grants to our executive officers are pre-approved by the committee.

Equity ownership guidelines

We have equity share ownership guidelines for our executive officers to improve alignment of stockholder and management interest, and to conform to prevalent peer practices. These guidelines require our chief executive officer to achieve stock ownership levels in ResMed common stock, including unvested RSUs, of at least three times his annual base salary within five years. All other named executive officers are required to own at least one and one-half times their respective annual salaries within five years. If these guidelines are not met, then on vesting of RSUs or option exercise, the officer must retain shares equal to 50% of the after-tax value of shares acquired on the vesting or exercise until the officer’s guidelines are met. As of fiscal year-end 2016, each of our named executive officers met the ownership guideline.

Change of control and termination arrangements

Our named executive officers have limited contractual rights to receive severance payments if employment is terminated, as described below.

Equity award agreements. In general, we provide accelerated vesting of our RSUs and stock options on a change of control, death, or permanent disability. We also provide for truncated performance periods for our PSUs upon a change of control and for certain qualifying terminations and we provide vesting at target upon death or permanent disability. These accelerated vesting provisions are intended to protect the expected economic benefit of the executive’s equity participation in the event of certain change of control transactions or personal tragedies, and to make it easier to attract, retain, and motivate our key executives. All employees are entitled to similar acceleration of equity awards on death, permanent disability, or a change of control. We provide these vesting terms for employees who are not executive officers for similar reasons. In addition, we believe it is consistent with our culture to provide, to the extent reasonable, similar benefits to all employees holding equity awards.

Stock options. Our form option agreement for named executive officers provides that if they terminate service with us for any reason, they forfeit options that were unvested at the time of termination. However, a terminated officer has until one year after the termination to exercise options that vested before the termination. These post-termination exercise provisions are intended to facilitate financial planning after employment terminates and to ensure that the executive would be able to exercise options and sell the underlying shares when not in possession of material non-public information about us.

Performance-based stock units. Our form PSU agreement for executive officers provides that if we terminate the officer for “cause” or the officer terminates employment without “good reason” (as those terms are defined in our change of control agreements and summarized below in “Change of control agreements”), the PSUs are cancelled. If we terminate the officer other than for cause, or the officer terminates for good reason, then the PSUs become earned and vested, on a prorated basis, based on the truncated service period ending at the termination, and based on the TSR performance measured over that truncated performance period. Similarly, in the event of a change of control, the performance-based stock units are earned and vested as of the date of the change of control, with the number of units earned based on performance through the date of the change of control. In the event of death or permanent disability, 100% of the target units vest and are immediately distributed. The committee believes these provisions preserve the value of the award without unduly benefiting the executive, and are consistent with the philosophy of paying for actual service and actual performance.

Change of control agreements. We have change of control agreements with each of our named executive officers and certain other members of our senior management team. Our agreements do not contain excise tax gross-up benefits, reflecting the committee’s view of best practice, particularly among peer companies, and in response to views expressed by our stockholders. The agreements include instead a “best pay” limitation, which reduces the severance payments and benefits payable to the extent necessary so that no portion of any payments or benefits payable upon a change of control of our company would be subject to the excise tax under Section 280G of the US Internal Revenue Code.

Our change of control agreements provide accelerated vesting for generally all outstanding equity awards on a change of control. These agreements also provide for double-trigger severance payments with a multiplier (based on position, which for our chief executive officer is 2 times, and for other named executive officers is 1.5 times) of salary, short-term incentive and other benefits, to be made to our named executive officers if their employment is terminated under specified circumstances within six months before or one year after a change of control. A description of the material terms of our change of control agreements can be found in “Potential payments on termination or change of control.” These agreements are maintained in order to recruit and retain new executives, as well as to foster the best efforts of management in the deliberation of a potential transaction. The committee believes that these agreements continue to be needed to attract and retain senior level candidates in light of the relatively specialized nature of our product offerings and the continued potential for merger and acquisition activity in the medical technology market sector. Also, the committee believes that the agreements assure appropriate motivation by senior management to evaluate potential transactions that may involve us.

Insurance benefits. We provide our named executive officers with supplemental life and disability insurance benefits not generally available to all employees, although they are available to certain non-officers. The third-party insurance companies that underwrite these policies would be obligated to make payments to an executive if the executive terminated employment with us as a result of death or disability.

Perquisites and other benefits

During fiscal year 2016, we eliminated club memberships as an authorized perquisite and otherwise made available the limited benefits described below to our named executive officers. The incremental cost to us for these benefits is described in the summary compensation table.

•

We provided comprehensive medical examinations to promote personal health and work/life balance. We believe this benefits us as well as the individuals through improved health, productivity, and longevity.

•

We participate in an aircraft travel program to provide for more efficient use of time and to provide a more confidential and secure travel environment in which to conduct company business. This program is used primarily for business purposes, but is available to our chief executive officer and our president and chief operating officer for personal use. Personal use by other named executive officers is on an exception basis, and requires our chief executive officer’s approval. The aggregate incremental cost to us for any personal use is reviewed at least annually by the compensation committee, and the committee has a guideline limiting the value of an individual’s annual personal use to $100,000. Aircraft use by an employee, spouse or guest that does not constitute business use based on IRS guidance is treated as imputed income to the employee, based on the IRS standard industry fare level. We do not reimburse for taxes on the imputed income. Because of the increased productivity and security, we believe that these policies are appropriate to provide a comprehensive and competitive compensation package, particularly for our chief executive officer and our president and chief operating officer.

•

For a portion of fiscal year 2016, we provided access to corporate club memberships for personal and business use, to promote work/life balance, enable business-related entertainment, and enhance community affiliations. During the fiscal year, we cancelled our club memberships, recognizing an evolution of attitudes about this type of perquisite. We do not currently expect to provide similar benefits in the future.

•

We provided benefits in connection with a sales incentive award travel program. This program is primarily targeted for sales personnel and other key management who regularly interact with our customers and to recognize their contributions to us. The committee believes that participation by executive officers in this program enhances the overall sales incentive program and requires their attendance, to the extent determined by the appropriate operating officer. We provide these benefits on the same general basis as we provide to non-executives who qualify to participate in the program, including a tax gross-up. The tax gross-up is provided to all participants, not only to executive officers, and is provided so that they are not discouraged from participating by tax expenses that would otherwise be a personal expense attributable to this program. Our policy reflects the committee’s belief that our named executive officers’ attendance at this program is a part of their general business duties and that this is not a perquisite.

•

We have provided certain of our named executive officers with relocation benefits in connection with their relocation for company purposes, consistent with our mobility policy. These benefits were specifically approved by the compensation committee and included reimbursement of certain expenses, and payments to offset retirement plan contributions foregone as a result of the relocation. These benefits did not include any extraordinary items such as home purchases, reimbursement for losses on the sale of real estate, or tax gross-ups. Continuing relocation benefits are periodically reviewed and approved by the compensation committee.

•

We also provided paid time-off, medical plans, dental plans, vision plans, tax-qualified defined contribution retirement plans (including matching contributions and government-mandated contributions), and disability and life insurance plans. Named executive officers are eligible to participate in these benefit programs on the same basis as other similarly-situated employees in their respective locations.

Deferred compensation plan

We maintain the ResMed Inc. Deferred Compensation Plan, under which eligible US employees (including, but not limited to executive officers) selected to participate in the deferred compensation plan may elect to defer a portion of their base salary, short-term incentive, commissions, and other specified compensation. The amounts deferred under the plan represent an unsecured general obligation to make payments to the participant in the future. Amounts deferred under the plan are credited to accounts maintained under the plan for each participant and are credited with earnings, gains, or losses based on investment options chosen by the participant. These investment options are used for measurement purposes only and amounts deferred under the plan will not represent any actual investment made on the participant’s behalf. The amount that we are required to pay under the plan is equal to the elective deferrals made by the participant, as adjusted for these hypothetical gains or losses. The plan allows us to make discretionary contributions to participant accounts in amounts and at times that we determine from time to time in our discretion, including restoration matching contributions intended to restore the matching contributions lost under our 401(k) plan as a result of deferrals under the deferred compensation plan. The committee believes that the deferred compensation plan represents an additional retention tool for executive management, as well as an attractive vehicle in recruiting talent to our executive team.

Tax considerations

Section 162(m) of the US Internal Revenue Code limits the US federal income tax deductions of publicly-traded companies to the extent total compensation for certain named executive officers exceeds $1 million in any one year. Under Section 162(m) the deduction limit does not apply to payments that constitute “qualified performance-based compensation.” Generally, objectively determinable performance short-term incentive payments, option grants, and performance-based equity grants to our named executive officers are intended to constitute “qualified performance-based compensation” under Section 162(m) and not be subject to the Section 162(m) limit. However, in certain circumstances, the committee may provide short-term incentive payments, option grants, and other payments and awards that do not constitute “qualified performance-based compensation” if the committee determines that payments and awards would be in the best interest of ResMed. If compensation to certain named executive officers does not constitute “qualified performance-based compensation,” our deduction for US federal income tax purposes for that compensation may be wholly or partially disallowed under Section 162(m). Our 2009 incentive award plan is designed to permit the grant of awards that are intended to qualify as performance-based compensation for purposes of section 162(m) of the US Internal Revenue Code.

Sections 280G and 4999 of the US Internal Revenue Code impose certain adverse tax consequences on excess parachute payments, which are compensatory payments or benefits that are contingent on a change of control and exceed in the aggregate three times the executive’s base amount. Excess parachute payments are subject to a 20% excise tax and our compensation deduction in respect of the excess parachute payments is disallowed. If we were to be subject to a change of control, certain amounts received by our executives (for example, amounts attributable to accelerated vesting of stock options and certain severance payments) could be excess parachute payments. Our change of control agreements do not obligate us to provide tax gross-ups to an affected individual for any excise taxes due under the agreement. The agreements include instead a “best pay” limitation, which reduces the severance payments and benefits payable to the extent necessary so that no portion of any payments or benefits payable on a change of control would be subject to excise tax.

Section 409A of the US Internal Revenue Code requires programs that allow executives to defer a portion of their current income to meet certain requirements regarding risk of forfeiture and election and distribution timing (among other considerations). Section 409A of the US Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under the plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefit plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the US Internal Revenue Code.

EXECUTIVE COMPENSATION TABLES

Summary compensation table

The following table sets forth summary information concerning the compensation awarded, paid to, or earned by each of our named executive officers for all services rendered in all capacities to us for the fiscal years ended June 30, 2016, June 30, 2015, and June 30, 2014 (to the extent they were a named executive officer in the relevant year). We compensate our executive officers in their residences’ local currency. The compensation amounts for named executive officers based outside of the US are presented in US dollars based on an average annual conversion rate for the relevant fiscal years.

Name and principal position	Year	Salary(a)			Option awards(c)	Stock awards(d)	Non-equity incentive plan compensation(e)	All other compensation(f)	Total
Michael Farrell Chief executive officer	2016 2015 2014	$ $ $	845,000 800,000 787,500		- - -	$5,500,000 $5,000,019 $3,645,578	$1,079,716 $861,360 $714,814	$73,646 $52,160 $45,430	$ $ $	7,498,362 6,713,539 5,193,322
Rob Douglas President and chief operating officer	2016 2015 2014	$ $ $	694,606 669,500 664,625		$1,831,200 - -	$1,831,200 $3,270,008 $2,804,329	$682,728 $648,766 $542,953	$164,947 $122,006 $166,357	$ $ $	5,204,681 4,710,280 4,178,264
Jim Hollingshead President – Americas	2016 2015 2014	$ $ $	454,167 437,750 434,563		$382,525 - -	$1,147,575 $1,430,015 $1,176,021	$360,212 $368,236 $243,921	$69,753 $43,435 $43,827	$ $ $	2,414,232 2,279,436 1,898,332
David Pendarvis Chief administrative officer, global general counsel and secretary	2016 2015 2014	$ $ $	507,589 489,250 485,688		$367,813 $343,755 $281,526	$1,103,437 $1,031,243 $880,511	$374,189 $395,082 $330,645	$58,640 $53,533 $41,613	$ $ $	2,411,677 2,312,863 2,019,983
Brett Sandercock Chief financial officer	2016 2015 2014	$ $ $	410,640 395,797 494,709	(b)	- - -	$1,712,000 $1,599,995 $1,377,004	$302,713 $319,616 $336,786	$43,490 $41,697 $49,818	$ $ $	2,468,843 2,357,106 2,258,317

(a)

Includes salary deferred under defined contribution retirement plans such as our US 401(k) plan, US deferred compensation plan, and Australia superannuation plan. Had these amounts not been deferred, they would have been payable to the officer in cash during the year.

(b)

We pay Mr. Sandercock’s base salary in Australian dollars. It is reported here in US dollars based on the fiscal year average annual exchange rates. The average annual exchange rate for fiscal year 2016 was approximately AUD:USD of 1 to 0.7284. Earlier years are reported using the rates disclosed in prior years’ proxy statements. The changes in Mr. Sandercock’s reported salary from 2014 are primarily the result of currency movements, and did not reflect a reduction in his salary in Australian dollars.

(c)

Option awards represent stock options issued under our 2009 incentive award plan, valued at the grant date computed under FASB ASC Topic 718, as described in more detail in the footnotes to the “Grants of plan-based awards” table.

(d)

Stock awards include RSUs and PSUs issued under our 2009 incentive award plan, and are shown at the grant date fair value, as computed under FASB ASC Topic 718. See the footnotes to the “Grants of plan-based awards” table for further information on the valuation of stock awards. Since the PSUs are earned based solely on our TSR, they do not have performance conditions as defined under ASC 718, and have no maximum grant date fair values that differ from the grant date fair values presented in the table above.

(e)	Represents actual payouts under our performance-based cash short-term incentive programs.

(f)	The amounts shown consist of our incremental cost for certain specified perquisites for our named executive officers, as follows:

Named executive officer	Medical exams	Personal use of company aircraft(i)	Personal use of corporate club memberships(ii)	Sales incentive award(iii)	Sales incentive award tax gross-up	Relocation compensation(iv)	Other compensation(v)

Michael Farrell	$2,700	$13,228	$0	$17,682	$6,648	$0	$33,388

Rob Douglas	$2,226	$0	$0	$18,959	$6,052	$92,720	$44,990

Jim Hollingshead	$2,700	$496	$0	$25,646	$7,000	$0	$33,912

David Pendarvis	$0	$1,933	$2,653	$19,647	$7,735	$0	$26,672

Brett Sandercock	$761	$0	$0	$0	$0	$0	$42,729

(i)

The calculation of the aggregate incremental cost for personal use of company aircraft includes the variable costs incurred as a result of personal flight activity, which includes the occupied hourly rate, fuel, trip related maintenance, universal weather monitoring, on-board catering, landing and ramp fees, excise taxes, and all other miscellaneous costs. No incremental cost for personal use of the aircraft is attributed to a named executive officer when the aircraft was previously scheduled to the destination for a business purpose. Since our aircraft are primarily used for business purposes, the aggregate incremental cost excludes fixed costs, such as the monthly management fee and amortization, because such costs would have been incurred regardless of the personal use.

(ii)

The incremental cost of personal use of our golf club membership was allocated equally among Peter Farrell, Mr. Pendarvis, and another executive who was not a named executive officer, based on their relative membership status through January 2016, when the membership was terminated.

(iii)

We provided certain of our named executive officers with benefits in connection with a sales incentive award travel program which is available to sales, marketing, and other non-executive employees. Amounts represent the cost of participation by executive officers in that program. The cost includes the incremental cost to us of travel, hotel, meals entertainment and other expenses of the executive officer and the officer’s spouse or guest. The cost shown as gross up represents the amounts we reimburse the officer for the tax associated with income imputed to the officer in connection with the program. We provide tax gross ups to all employees who participate in this program. Attendance is part of our officer’s management duty and enhances the effectiveness of the sales incentive program.

(iv)

Consists of the following amounts we paid in connection with his continuing mobility assignment to the US from Australia: $40,840 for tax advisory and preparation services, and $51,880 to offset foregone company contributions to his Australian superannuation fund.

(v)

These amounts include matching contributions we made under our US 401(k) plan and deferred compensation plan, government-mandated contributions we made under the ResMed Limited superannuation plan (a defined contribution retirement program for our Australia-based employees), and executive long-term disability and insurance premiums paid by us on behalf of our named executive officers. Those amounts for fiscal year 2016 were:

Named executive officer	Company contributions to deferred compensation plan	Company contributions to US 401(k) and AU superannuation(b)	Insurance premiums(c)

Michael Farrell	$0	$10,600	$27,788

Rob Douglas	$0	$14,064	$30,926

Jim Hollingshead	$0	$10,447	$23,465

David Pendarvis	$2,516(a)	$7,272	$16,884

Brett Sandercock	$0	$39,011	$3,718

(a)

Represents contributions intended to restore the matching contributions lost under our 401(k) plan as a result of deferrals under the deferred compensation plan. For a description of the company contributions made to the Amended and Restated ResMed Inc. Deferred Compensation Plan, see “Deferred Compensation Plan.”

(b)

We contribute to the US 401(k) plan for each of our participating named executive officers on the same terms that apply to all other eligible employees. For fiscal year 2016, we made a discretionary matching contribution to the plan in an amount up to 4% of eligible participants’ base salary, normal short-term incentive and commissions subject to US Internal Revenue Code limits on the maximum amount of eligible compensation. We also contributed to the ResMed Limited superannuation plan in Australia at the government-mandated rate of 9.25%, based on total base salary, on the same terms that apply to all other eligible employees.

(c)

We pay the cost of an executive long-term disability policy that provides additional benefits for US-based executives (including US-based named executive officers) not generally available to other employees. Amounts shown represent premiums paid for both generally-available and additional insurance.

Grants of plan-based awards

The following table summarizes all grants of plan-based awards made to our named executive officers for the fiscal year ended June 30, 2016. In the following table, PSU refers to our performance-based stock units, RSU refers to restricted stock units and STI refers to performance based short term cash incentives. 50% of annual equity award grant value is in the form of PSUs, with the remaining 50% of grant value as 100% options, 100% performance-based RSUs, or 50% of each, as pre-elected by the executive officer.

			Estimated possible payouts under non-equity incentive plan awards(a)			Estimated possible payouts under equity incentive plan awards(b)
Named executive officer	Grant date	Grant type				Stock unit awards: number of securities underlying RSU or PSU awards(c)(d)			All other option awards: number of securities underlying options(e)	Exercise price of option awards ($/share)	Grant date fair value of stock and option awards(f)(g)
			Threshold	Target	Max	Threshold	Target	Max

Michael Farrell	11/19/2015	PSU				25,890	51,779	116,503			$2,750,000
	11/19/2015	RSU				24,484	48,967	48,967			$2,750,000
	8/20/2015	STI	$549,250	$1,098,500	$2,197,000
Robert Douglas	11/19/2015	PSU				17,240	34,479	77,578			$1,831,200
	11/19/2015	Options							150,098	$58.24	$1,831,200
	8/20/2015	STI	$347,303	$694,606	$1,389,212

James Hollingshead	11/19/2015	PSU				7,203	14,405	32,411			$765,000
	11/19/2015	RSU				3,406	6,811	6,811			$382,500
	11/19/2015	Options							31,355	$58.24	$382,500
	8/20/2015	STI	$170,313	$340,626	$681,252					n/a
David Pendarvis	11/19/2015	PSU				6,926	13,851	31,165			$735,600
	11/19/2015	RSU				3,275	6,549	6,549			$367,800
	11/19/2015	Options							30,149	$58.24	$367,800
	8/20/2015	STI	$190,350	$380,699	$761,398

Brett Sandercock	11/19/2015	PSU				8,059	16,117	36,263			$856,000
	11/19/2015	RSU				7,621	15,242	15,242			$856,000
	8/20/2015	STI	$153,990	$307,980	$615,960

(a)

Represents potential payouts under our annual performance-based cash short-term incentive program for fiscal year 2016. Short-term incentive amounts actually earned for fiscal year 2016 are reflected in the Summary Compensation Table.

(b)

Our named executive officers may choose to receive half the value of their annual equity award as 100% options, 100% performance-based RSUs, or 50% of each; with the final number of options or RSUs based on their value determined under FASB ASC Topic 718.

(c)

Restricted stock unit awards were granted in fiscal year 2016 under our 2009 incentive award plan, to be earned based on performance targets for the third and fourth fiscal quarters of fiscal year 2016. Threshold amounts shown are 50% of the RSUs granted, assuming that either the 2016 third quarter or fourth quarter earnings target is achieved. The target and maximum amounts shown are 100% of the RSUs granted assuming that both the third quarter and fourth quarter earnings targets or the combined third and fourth quarter targets are achieved. Based on actual performance, 100% of the units were earned for fiscal 2016 performance.

(d)

Performance stock unit awards were granted in fiscal year 2016 under our 2009 incentive award plan, to be earned based on our absolute TSR performance over a four-year period starting on the grant date (with an opportunity for an early payout after three years). Threshold amounts shown are 50% of the PSUs granted, target amounts are 100% of the PSUs granted, and maximum amounts are 225% of the PSUs granted. No PSUs are earned for performance below threshold.

(e)

Stock options granted in fiscal year 2016 were issued under our 2009 incentive award plan, and have an exercise price equal to the closing price of our common stock on the NYSE on the grant date; one-third are exercisable on November 11th of each of the three years following the grant date.

(f)

The dollar value of options represents the grant date fair value based on the Black-Scholes model of option valuation, computed in accordance with FASB ASC Topic 718. The actual value, if any, an executive may realize depends on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that an executive will realize a value at or near the value the Black-Scholes model estimates. The Black-Scholes model uses the following assumptions:

November 19, 2015
Market price of stock	$58.24
Exercise price of option	$58.24
Expected stock volatility	27%
Risk-free interest rate	1.60%
Expected life	4.9
Dividend yield	2.06%

(g)

The dollar value of RSUs represents the grant date fair value, based on the closing value of $58.24 on the grant date. The dollar value for PSUs represents the grant date fair value computed under FASB ASC Topic 718, determined as of the grant date using the Monte-Carlo simulation method, which uses multiple input variables to estimate the probability of meeting the TSR objectives, which is a market condition under FASB ASC Topic 718. Assumes $58.24 share price and estimated Monte Carlo valuation of 91.19% ($53.11 per PSU), rounded to the nearest share.

Outstanding equity awards at fiscal year end

The following table summarizes outstanding equity awards held by our named executive officers at June 30, 2016.

	Option awards				Stock awards

Named executive officer	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable(a)	Option exercise price	Option expiration date	Equity incentive plan awards: number of shares or units of stock that have not vested(b)	Equity incentive plan awards: market value of shares or units of stock that have not vested(c)	Equity incentive plan awards: number of unearned shares or units of stock that have not vested		Equity incentive plan awards: market value of unearned shares or units of stock that have not vested(c)

Michael Farrell	69,832	23,278	$43.63	3/1/2020	45,682	$14,644,258	48,967	(d)	$3,096,183
	27,200		$33.70	11/11/2017			25,890	(e)	$1,637,025
							19,562	(f)	$1,236,905
							14,508	(g)	$917,341
Robert Douglas	0	150,098	$58.24	11/19/2022	31,304	$7,945,924	17,240	(e)	$1,090,085
	46,555	2,292	$43.63	3/1/2020			12,794	(f)	$808,965
							11,160	(g)	$705,647
James Hollingshead	0	31,355	$58.24	11/19/2022	13,516	$3,820,293	6,811	(d)	$430,660
	27,933	9,311	$43.63	3/1/2020			7,203	(e)	$455,446
							5,595	(f)	$353,772
							4,680	(g)	$295,916
David Pendarvis	0	30,149	$58.24	11/19/2022	6,573	$3,295,674	6,549	(d)	$414,093
	10,830	21,661	$52.02	11/19/2021			6,926	(e)	$437,931
	16,156	8,078	$51.25	11/13/2020			5,380	(f)	$340,177
	33,714		$38.98	11/15/2019			4,680	(g)	$295,916
	76,375		$27.58	11/16/2018
	30,033		$33.70	11/11/2017
Brett Sandercock					15,332	$4,808,009	15,242	(d)	$963,752
							8,059	(e)	$509,571
							6,260	(f)	$395,820
							5,480	(g)	$346,500

The table below shows the vesting schedules for the listed unexercisable option awards, by their expiration dates.

Expiration date	Grant date	Remaining vesting schedule
November 19, 2022	November 19, 2015	Three equal installments on November 11 of 2016, 2017, and 2018
November 19, 2021	November 19, 2014	Two equal installments on November 11 of 2016 and 2017
November 13, 2020	November 13, 2013	One installment on November 11, 2016
March 1, 2020	March 1, 2013	One installment on March 1, 2017

(a)

The number shows outstanding unvested, but earned, RSUs. Earned RSUs vest in three annual equal increments on November 11 of each year following the grant date. The table below shows the remaining vesting schedules for these RSUs:

Named Executive Officer	RSUs vesting on Nov 11, 2016	RSUs vesting on Nov 11, 2017

Michael Farrell	29,040	16,642

Rob Douglas	20,420	10,884

Jim Hollingshead	8,758	4,758

David Pendarvis	4,286	2,287

Brett Sandercock	10,008	5,324

(b)	The market value is calculated by multiplying the number of RSUs and PSUs by the closing price of our common stock ($63.23) on the NYSE at June 30, 2016.

(c)

Represents RSUs that were granted to our executive officers in November 2015 under our incentive plan and are earned based on earnings performance targets for the third and fourth fiscal quarters of fiscal year 2016. On June 30, 2016, these shares were unearned because the committee had not yet determined whether any target had been achieved. The number of RSUs and market values shown in these columns represent 100% of the RSUs granted, based on the assumption that the targets would be achieved. The committee determined in August 2016 that the targets were achieved. In future years these units will be shown as earned, but unvested, until they vest or are forfeited.

(d)

Represents performance-based stock units granted in November 2015 that are eligible for vesting following the end of a four-year performance period (beginning November 19, 2015, and ending November 18, 2019), subject to acceleration, depending on our absolute TSR performance for the four-year period. In accordance with SEC rules, amounts are listed at 50% of the target stock units granted, representing the number of stock units that would be earned with threshold performance. However, our absolute TSR performance over the interim performance period from November 2015 through June 30, 2016, would be below threshold, and no units would be earned.

(e)

Represents performance-based stock units granted in November 2014 that are eligible for vesting following the end of a three-year performance period (beginning November 13, 2014, and ending November 12, 2017) depending on our TSR performance for the three-year period relative to companies in the US Dow Jones Medical Device Index. In accordance with SEC rules, amounts are listed at 40% of the target stock units granted, representing the stock units that would be earned with threshold performance. However, our relative TSR performance over the interim performance period from November 13, 2015, through June 30, 2016, would be below threshold, and no units would be earned.

(f)

Represents performance-based stock units granted in November 2013 that are eligible for vesting following the end of a three-year performance period (beginning November 13, 2013, and ending November 12, 2016) depending on our TSR performance for the three-year period relative to companies in the US Dow Jones Medical Device Index. In accordance with SEC rules, amounts are listed at 40% of the target stock units granted, representing the stock units that would be earned with threshold performance. However, our relative TSR performance over the interim performance period from November 13, 2014, through June 30, 2016, would be below threshold, and no units would be earned.

Option exercises and stock vested

The following table summarizes the shares each of our named executive officers acquired during the fiscal year ended June 30, 2016, by exercising options or by vesting in restricted stock units. Information on RSUs earned based on fiscal year 2016 performance, but not vested as of June 30, 2016, is in the outstanding equity awards table above (see footnote (d) to the “Outstanding equity awards at fiscal year end” table, above).

Named executive officer	Number of securities acquired on exercise	Market value on exercise(a)	Number of shares acquired upon vesting	Value realized upon vesting(b)

Michael Farrell	71,700	$2,073,877	61,287	$3,568,901

Rob Douglas	40,835	$1,481,832	48,692	$2,741,569

Jim Hollingshead	0	$0	24,522	$1,431,349

David Pendarvis	67,710	$1,746,420	18,385	$915,166

Brett Sandercock	0	$0	28,086	$1,639,380

(a)	Represents the aggregate of the market price at exercise, less the exercise price, for each share exercised.

(b)	Represents the value deemed realized based on the average of the closing price of our common stock on the date of vesting multiplied by the number of shares vested.

Nonqualified deferred compensation

We maintain the ResMed Inc. Deferred Compensation Plan. Our deferred compensation plan allows participants to defer receipt of a portion of their eligible compensation to a future date, with an opportunity to earn tax-deferred returns on the deferrals. The following table sets forth summary information regarding aggregate contributions to, and account balances under, our deferred compensation plan by our named executive officers for and as of the fiscal year ended June 30, 2016.

Named executive officer	Executive contributions in fiscal year 2016(a)	Company contributions in fiscal year 2016(b)	Aggregate earnings in fiscal year 2016(c)	Aggregate withdrawals/ distributions	Aggregate balance at end of fiscal year 2016(d)

Michael Farrell	$0	$0	$0	$0	$0

Rob Douglas	$0	$0	$0	$0	$0

Jim Hollingshead	$417,824	$0	$22,127	$0	$929,162

David Pendarvis	$656,304	$2,516	$58,014	$0	$3,458,849

Brett Sandercock	$0	$0	$0	$0	$0

(a)

Represents amounts that the named executive officers elected to defer in fiscal 2016. These amounts represent compensation earned by the named executive officers in fiscal 2016, and are also reported in the appropriate columns in the “Summary Compensation Table” above.

(b)

Represents amounts credited in fiscal 2016 as company contributions to the accounts of the named executive officer. These amounts are also reported in the “Summary Compensation Table” above under the “All Other Compensation” column.

(c)

Represents net amounts credited to the named executive officers’ accounts as a result of performance of the investment vehicles in which their accounts were deemed invested, as more fully described in the narrative disclosure below. These amounts do not represent above-market earnings, and thus are not reported in the “Summary Compensation Table.”

(d)	Aggregate balance as of June 30, 2016 includes all contributions from earned income through fiscal 2016 and investment income reported by June 30, 2016.

General. We designed our deferred compensation plan to attract and retain key employees by providing participants an opportunity to defer receipt of a portion of their salary, short-term incentive cash payments, and commissions. The plan is an unfunded plan for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974. Deferred amounts under the plan are our general unsecured obligations and are subject to our ongoing financial solvency. Employees who are part of a select group of management or highly compensated employees are eligible to participate in the deferred compensation plan.

Contributions. Participants may elect to defer up to 75% of each of base salary, short-term incentive cash payments, and commissions for the plan year. The plan permits us to make discretionary contributions from time to time, including restoration matching contributions intended to restore any matching contributions lost under our 401(k) plan as a result of deferrals under the deferred compensation plan.

Distributions. Participants may elect to take distributions on: (1) participant’s separation from service with us; (2) a specified date; (3) participant’s permanent disability; (4) participant’s death; (5) change of control of ResMed; or (6) unforeseeable emergency. Participants will receive a lump sum payment of those benefits, or if elected by the participant, in installments. Notwithstanding other elections, all distributions due to death or permanent disability will be payable in a single lump sum.

Vesting. Participants are at all times 100% vested in amounts they defer. Participants are vested in discretionary contributions according to vesting schedules established by the plan’s administrative committee; however, discretionary contributions will become 100% vested on the earliest to occur of: (1) the participant’s death; (2) the participant’s permanent disability; or (3) a change of control of ResMed.

Investment options. Earnings on amounts contributed to our deferred compensation plan are based on participant selections among the investment options determined by the plan’s administrative committee. This committee has the sole discretion to discontinue, substitute, or add investment options at any time. Participants can select from among these investment options for purposes of determining the earnings or losses that we will credit to their plan accounts, but they do not have an ownership interest in the investment options they select. No “above market” crediting rates are offered under the deferred compensation plan. Invested amounts may be transferred among available plan investment options. The investment options under the deferred compensation plan and their annual rates of return for fiscal year 2016 are contained in the table below:

Name of investment option	Rate of return through June 30, 2016

MFS VIT Total Return Bond	5.29%

PIMCO VIT Real Return Admin	3.22%

MFS VIT Value Svc (a)	4.67%

American Funds IS Growth 2	1.91%

Great West T. Rowe Price Mid Cap Growth	0.11%

Putnam VT Small Cap Value IA	-5.20%

Vanguard VIF Small Company Growth	-8.01%

American Funds IS International 2	-10.48%

Dreyfus Stock Index Initial	3.74%

American Century VP Mid Cap Value I	8.27%

Great West MFS International Value Initial	4.99%

(a)	This fund replaced Great West T. Rowe Price Equity Income II, effective May 2, 2016.

Potential payments on termination or change of control

Change of control agreements. Beginning in July 2007, we entered into agreements with each of our named executive officers and certain other members of senior management (a total of 21 currently employed persons as of September 20, 2016), that provide certain change of control payments and benefits.

Under the change of control agreements, on the effective date of a “change of control” as defined in the agreement and summarized below, all of the executive’s unvested stock options, restricted stock, RSUs, performance shares, or performance units will vest in full. In addition, if at any time during the period that commences six months before and ends one year after the effective date of a “change of control,” an executive terminates employment under certain conditions described below, then the executive will be entitled to receive certain additional compensation and benefits from us. The conditions that entitle an executive to additional compensation are:

•	the executive voluntarily terminates his employment for “good reason” (as defined in the agreement and summarized below); or

•	we terminate the executive’s employment other than for “cause” (as defined in the agreement and summarized below); and

•	if we terminate other than for “cause” before the change of control, the termination is at the request of the successor entity or is otherwise in anticipation of the change of control.

In the event of a qualifying termination, the executive will be entitled to compensation and benefits, including the following:

•

a severance payment equal to two times (in the case of our chief executive officer), or one and one-half times (in the cases of the other named executive officers), the sum of the executive’s: (a) highest annual rate of base salary paid to the executive during the three-year period ending on the date the executive is terminated (the “termination base salary”); plus (b) the higher of (1) the highest actual short-term incentive amounts received by the executive during the past three years before the year of termination; or (2) a specified percentage of the termination base salary (100% in the case of our chief executive officer, 90% in the case of our president and chief operating officer, and 75% in the case of the other named executive officers); plus (c) the pro-rata portion of short-term incentive amounts earned through the date of termination; plus (d) the amount we would be required to contribute on the executive’s behalf under our pension, 401(k), deferred compensation and other retirement plans based on the executive’s termination base salary;

•	the executive will become fully vested in accrued benefits under all pension, 401(k), deferred compensation, and any other retirement plans maintained by us;

•	all of the executive’s unvested stock options, and shares of restricted stock, RSUs, or performance shares or performance units will vest in full;

•

we will provide medical and dental health benefits for two years (for our chief executive officer) or one and one-half years (for the other named executive officers) following the termination date; and

•

the agreement has a “best pay” provision, so that severance payments will be reduced to the extent necessary so that no portion of any payments payable upon a change of control would be subject to the excise tax under Section 280G of the Internal Revenue Code, if the reduction would result in the net amount payable to the employee being greater than the net amount received without the reduction.

All payments under the change of control agreements are designed to be paid in lump sum, subject to certain restrictions set forth in US Internal Revenue Code section 409A.

Throughout the change of control payout period (two years for our chief executive officer, and one and one-half years for the other named executive officers), the executive will not induce any person in our employment to terminate employment or accept employment with anyone other than us or, subject to certain limited exceptions, engage in any business or activity or render any services or provide any advice to any person, activity, business or entity that directly or indirectly competes in any material manner with us or meaningfully support any person, business, entity or activity or initiate or further that business or activity. The restriction on post-termination employment may not apply to executives residing in California, to the extent the restriction is not consistent with California law. In addition, as a condition to payment and providing any benefits under the agreements, the executive must deliver a general release of claims in favor of us.

The agreements’ initial terms expire on the effective date’s third anniversary. Unless either party gives notice of its intention not to renew, the term will be automatically extended for successive three-year periods. The initial terms for Messrs. Farrell, Douglas, and Hollingshead’s agreements expired March 1, 2016, and were automatically extended until March 1, 2019. The terms for Messrs. Pendarvis and Sandercock’s agreements expire June 30, 2018.

“Cause” is generally defined as the executive’s (a) conviction or plea of guilty or nolo contendere of a misdemeanor involving moral turpitude, dishonesty or a breach of trust; (b) commission of any act of theft, fraud, embezzlement or misappropriation against us; (c) failure to devote substantially all of the executive’s business time to our business affairs or material breach of the terms of any employment-related agreement; (d) failure to comply with any corporate policies that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation; (e) unauthorized disclosure or use of our confidential information, that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation; (f) violation of any rules or regulations of any governmental or regulatory body, that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation; or (g) abuse of drugs, alcohol or illegal substances that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation.

A “change of control” is generally defined as (a) a transaction or series of transactions whereby any person or related group of people directly or indirectly acquires beneficial ownership of our securities possessing more than 50% of the total combined voting power of our securities outstanding immediately after the acquisition, subject to certain exceptions; (b) individuals who currently constitute the board cease for any reason to constitute at least a majority of the board, subject to certain exceptions; (c) the consummation by us of (1) a merger, consolidation, reorganization, or business combination, subject to certain exceptions; (2) a sale or other disposition of all or substantially all of our assets in any single transaction or series of related transactions, subject to certain exceptions; or (3) the acquisition of assets or stock of another entity, subject to certain exceptions; or (d) our stockholders approve a liquidation or dissolution of us.

“Good reason” is generally defined as (a) the assignment to an executive of duties, responsibilities and authority that are materially diminished when compared with executive’s duties, responsibilities and authority with us immediately before the change of control; (b) a material reduction in executive’s base salary as in effect at the time of the change of control; (c) any material diminution in the aggregate benefits provided to executive under the benefit plans and arrangements executive is participating in at the time of the change of control; (d) any failure by us to continue in effect, or any material reduction in target short-term incentive opportunity or any material increase in target performance objectives under any short-term incentive or incentive plan or arrangement the executive is participating in at the time of the change of control that results in a material negative change in the executive’s short-term incentive or incentive compensation; (e) material diminution in the budget executive retains authority over at the time of the change of control; (f) any requirement by us that the executive be based anywhere that is at least fifty miles away from both (1) the executive’s office location as of the date of the change of control and (2) the executive’s then primary residence, except for required travel by the executive on our business; (g) any failure by us to obtain the assumption of this agreement by our successor or assign; or (h) any purported termination by us of executive’s employment that is not effected by a notice of termination satisfying the requirements set forth in the agreement.

Equity award terms. Our forms of option agreement and RSU agreement for named executive officers and all other employees provide accelerated vesting on a change of control, as well as on termination due to death or permanent disability. These accelerated vesting provisions are intended to protect the expected economic benefit of the executive’s equity participation in the event of certain change of control transactions or personal tragedies, and to make it easier to attract, retain, and motivate our key executives. We believe providing for accelerated vesting on a change of control provides an appropriate balance of incentives in the most likely change of control scenario: an acquisition by a larger entity, where our business performance after the transaction is not the primary determinant of performance of the new entity’s equity. For executives, it also aligns management’s incentives with stockholders in assessing a potential change of control.

Our form of performance-based stock unit agreement provides that in the event of a change of control, death, permanent disability, an involuntary termination without cause, or voluntary termination for good reason, the following terms and number of units earned in these situations are calculated as follows:

•	Change of control: TSR performance is measured through the date of the change of control and determines the number of units earned.

•	Death or permanent disability: 100% of target units are earned as of the date of the event.

•

Termination by company without cause or by executive for good reason: TSR performance is measured through the date of termination and the number of units so earned are then pro-rated based on executive’s service during the performance period.

•

Termination by company for cause or by executive without good reason: all unearned units are forfeited. “Cause” and “good reason” are defined the same as in our change of control agreements described above.

We believe that providing a pro rata target adjustment and performance period measurement for performance stock units in the event of involuntary terminations without cause or voluntary terminations for good reason in the absence of a change of control; but requiring forfeitures for terminations with cause or resignations without good reason, is an appropriate balance that reflects partial service during the three to four-year cliff vesting of the PSUs, while maintaining the performance incentives.

Estimated value of benefits. The following table presents our reasonable estimate of the benefits payable to our named executive officers under our agreements, assuming that the triggering event (either a change of control, a qualifying termination in connection with a change of control, death or disability, or a qualifying termination not in connection with a change of control) occurred on June 30, 2016, the last business day of fiscal year 2016. The table excludes benefits provided to all employees, such as accrued vacation, and benefits provided by third parties under our life and other insurance policies. It includes benefits under disability insurance policies not provided to all employees. It also excludes the value of the named executive officer’s deferred compensation account, which would be payable on termination of employment for any reason. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a triggering event our named executive officers would receive, in addition to the cash compensation earned for the period, the amounts reflected below. The compensation amounts for Australian-based named executive officers are presented in US dollars based on the conversion rate in effect at the close of business June 30, 2016.

Named executive officer	Triggering event	Cash severance(a)	Health and insurance(b)	Retirement plan contributions(c)	Value of option and restricted stock unit acceleration(d)	Total value(e)
Michael Farrell	Change of control	$0	$0	$0	$6,440,905	$6,440,905
	Change of control and qualifying termination	$5,074,000	$45,518	$21,200	$6,440,905	$11,581,623
	Death or disability	$0	$505,133	$0	$15,100,506	$15,605,639
	Qualifying termination (without change of control)	$0	$0	$0	$0	$0
Rob Douglas	Change of control	$0	$0	$0	$2,728,341	$2,728,341
	Change of control and qualifying termination	$2,811,900	$34,139	$100,174	$2,728,341	$5,674,554
	Death or disability	$0	$244,962	$0	$8,694,913	$8,939,876
	Qualifying termination (without change of control)	$0	$0	$0	$0	$0
Jim Hollingshead	Change of control	$0	$0	$0	$1,371,440	$1,371,440
	Change of control and qualifying termination	$1,586,540	$34,139	$15,900	$1,371,440	$3,008,018
	Death or disability	$0	$316,512	$0	$3,906,457	$4,222,968
	Qualifying termination (without change of control)	$0	$0	$0	$0	$0
David Pendarvis	Change of control	$0	$0	$0	$1,315,024	$1,315,024
	Change of control and qualifying termination	$1,779,755	$22,957	$15,900	$1,315,024	$3,133,336
	Death or disability	$0	$220,054	$0	$3,780,994	$4,001,048
	Qualifying termination (without change of control)	$0	$0	$0	$0	$0
Brett Sandercock	Change of control	$0	$0	$0	$1,933,194	$1,933,194
	Change of control and qualifying termination	$1,470,503	$0	$60,560	$1,933,194	$3,464,257
	Death or disability	$0	$0	$0	$4,808,009	$4,808,009
	Qualifying termination (without change of control)	$0	$0	$0	$0	$0

(a)

Represents the dollar value of cash severance under the formula described above. For change of control and qualifying termination, this represents each executive’s termination salary, plus: (1) for Pendarvis and Sandercock, their highest actual short-term incentive amounts received during the three previous years; and for Farrell, Douglas, and Hollingshead, the percentage of termination base pay specified above.

(b)

Represents continued medical and dental benefits for the payout period, based on our current costs to provide such coverage. When the triggering event is termination due to disability, also includes the present value of monthly payments of executive disability through age 65 using the long-term applicable federal rate for June 30, 2016.

(c)	Represents the dollar value of retirement plan contributions, under the formula described above and based on the executive’s termination base salary.

(d)

The value of accelerating options is based on the difference between the option exercise price and the June 30, 2016 closing price of our common stock on the NYSE ($63.23). The value of accelerating outstanding restricted stock units is based on the June 30, 2016 closing price of our common stock on the NYSE. The value of accelerating performance stock units is based on interim TSR performance measured as of June 30, 2016, under which no shares would have been earned, except for a termination based on death or disability, when the value of PSU vesting is based on target shares at the June 30, 2016 closing price of our common stock on the NYSE.

(e)

Excludes the value to the executive of the continued right to indemnification by us. Executives will be indemnified by us and will receive continued coverage under our directors’ and officers’ liability insurance (to the extent applicable).

Risk considerations in compensation programs

The compensation committee reviews our compensation programs for executives as well as our compensation policies and practices for all employees, to evaluate whether the policies or practices present an environment that would facilitate excessive risks or behaviors. The committee believes that our programs, policies and practices, are not reasonably likely to have a material adverse effect on our company. This conclusion is supported by the combination of controls and considerations used in our compensation program, including the annual review of the program, blend of short-, long-term and incentive-based compensation, and use of performance-based targets and evaluations.

Compensation committee report

The compensation committee has reviewed and discussed the compensation discussion and analysis with management, and based on the review and discussions, the compensation committee recommended to our board that the compensation discussion and analysis be included in our 2016 annual report on Form 10-K (where it is incorporated by reference) and in this proxy statement for the 2016 annual meeting of stockholders.

Compensation committee

Rich Sulpizio, Chair

Gary Pace

Ron Taylor

The report of the compensation committee will not be deemed to be incorporated by reference to any filing by ResMed under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that ResMed specifically incorporates it by reference.

AUDIT COMMITTEE REPORT

Following is the report of the audit committee with respect to our audited consolidated balance sheet as of June 30, 2016 and 2015, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2016, and the notes to those statements.

The audit committee, acting on behalf of our board, oversees our financial reporting process and systems of internal accounting control, and exercises oversight over management’s assessment of internal controls. Our management has primary responsibility for our financial statements as well as its financial reporting process, accounting principles and systems of internal accounting controls. The independent registered public accounting firm is responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of the financial statements with US generally accepted accounting principles. The independent registered public accounting firm is also responsible for auditing our internal control over financial reporting, and expressing an opinion on the effectiveness of our internal control over financial reporting. In this context, the audit committee has reviewed and discussed with management and its independent registered public accounting firm, KPMG LLP, our audited financial statements as of and for the fiscal year ended June 30, 2016, and the effectiveness of our internal controls as of June 30, 2016. The audit committee has discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. In addition, the audit committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning the registered public accounting firm’s independence and it has discussed with the independent registered public accounting firm its independence from ResMed and its management.

The audit committee members are not engaged in the accounting or auditing profession and are not involved in day-to-day operations of ResMed. In the performance of their oversight function, the audit committee’s members necessarily rely on the information, opinion, reports and statements presented to them by our management and by the independent registered public accounting firm. The audit committee’s oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, principles and systems of internal accounting controls, that our financial statements are accurate, that the audit of the financial statements has been conducted in accordance with standards of the PCAOB or that our independent registered public accounting firm meets the applicable standards for auditor independence.

Based on the reports and discussions described above, the audit committee recommended to our board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended June 30, 2016, for filing with the SEC.

Audit committee

Jack Wareham, Chair

Carol Burt

Chris Roberts

The report of the audit committee will not be deemed to be incorporated by reference to any filing by ResMed under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that ResMed specifically incorporates it by reference.

AUDIT FEES

The following table presents fees for professional audit services by KPMG LLP for the audit of our annual financial statements for fiscal years 2016 and 2015, and fees billed for other services by KPMG LLP.

Fees	2016	2015
Audit fees(a)	$2,036,124	$1,681,564
Audit-related fees	$0	$0
Tax-related fees	$0	$0
All other fees(b)	$0	$0
Total fees	$2,036,124	$1,681,564

(a)

Fees for audit services consisted of: (1) audits of our annual financial statements and systems of internal accounting controls; (2) reviews of our quarterly financial statements; (3) consents and other services related to US SEC matters; and (4) Sarbanes-Oxley Act Section 404 attestation reports.

(b)	Fees related to review and approvals of financial statements included in registration statements.

Pre-approval policy

The audit committee pre-approves all audit and permissible non-audit fees. Since the 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each new engagement of KPMG LLP was approved in advance by our audit committee, and none of those engagements made use of the rules’ de minimus exception to pre-approval.

COMMON STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table shows the number and percentage of shares of our common stock that, according to information supplied to us, are beneficially owned as of the record date by: (1) each person who, to our knowledge based on Schedules 13G filed with the SEC and Substantial Stockholder Notices filed with the ASX, is the beneficial owner of more than 5% of our outstanding common stock; (2) each person who is currently a director, two of whom are also nominees for election as directors; (3) each of the named executive officers; and (4) all current directors and executive officers as a group. In this proxy statement, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (that is, the power to dispose of, or to direct the disposition of, a security). All of the following calculations are based on 140,887,403 shares of our common stock outstanding (which excludes treasury shares) on September 20, 2016, the record date. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by the person or entity, subject to community property laws, where applicable.

Name of beneficial owner	Amount and nature of beneficial ownership	Percent of outstanding common stock
BlackRock, Inc. 400 Howard Street San Francisco, CA 94105	11,186,490(a)	7.95%
Vanguard Group Inc. P.O. Box 2600 Valley Forge, PA 19482-2600	10,244,386(b)	7.28%
Capital World Investors 333 South Hope Street Los Angeles, CA 90071	8,779,255(c)	6.24%

Named executive officer	Amount and nature of beneficial ownership(d)	Percent of outstanding common stock
Peter Farrell	746,370	*
Chris Roberts	739,854(e)	*
David Pendarvis	240,473	*
Michael Farrell	227,627	*
Gary Pace	213,090	*
Rob Douglas	195,185	*
Jack Wareham	132,171	*
Rich Sulpizio	118,680	*
Jim Hollingshead	76,566	*
Brett Sandercock	50,841	*
Ron Taylor	19,216	*
Carol Burt	14,220	*
All current executive officers and directors as a group (12 persons)	2,774,293	1.97%

*	Less than 1%

(a)

Based on information provided in Schedule 13G/A filed with the SEC on February 10, 2016, by BlackRock, Inc., that reports sole voting power over 10,365,340 shares and sole dispositive power over 11,186,490 shares.

(b)

Based on information provided in Schedule 13G filed with the SEC on February 10, 2016, by Vanguard Group Inc., that reports sole voting over 132,283 shares, sole dispositive power over 10,088,803 shares, shared voting power over 13,800 shares and shared dispositive power over 155,583 shares.

(c)	Based on information provided in Schedule 13G filed with the SEC on February 16, 2016, by Capital Research Global Investors, that reports sole voting and dispositive power over all these shares.

(d)

Beneficial ownership is stated as of September 20, 2016, and includes shares subject to options exercisable, and restricted stock units (RSUs) that vest within sixty days after September 20, 2016, as set forth below. Does not include shares subject to PSUs that may be earned and vest in November as their number cannot be finally determined until the compensation committee certifies the performance of the TSR objectives in November. Shares subject to those options and RSUs are deemed beneficially owned by the holder to compute that person’s ownership percentage, but are not treated as outstanding to compute any other person’s ownership percentage. Shares have been rounded to the nearest whole number.

Named executive officers, directors and nominees	Stock options	RSUs(f)
Peter Farrell	398,392	-
Christopher Roberts	147,144	2,180
David Pendarvis	166,065	6,469
Michael Farrell	79,107	45,363
Gary Pace	119,932	-
Robert Douglas	96,587	20,420
Jack Wareham	119,171	-
Richard Sulpizio	52,793	4,360
Jim Hollingshead	38,384	11,029
Brett Sandercock	-	15,089
Ronald Taylor	-	4,360
Carol Burt	-	4,360

(e)	Includes 23,200 shares held by his spouse, plus 323,900 shares held by Cabbit Pty Ltd and 136,000 shares owned by AceMed Ltd., two Australian corporations controlled by Dr. Roberts and his wife.

(f)	Excludes shares that may vest from the November 2013 PSU grant, because they are not determinable until the performance period ends on November 13, 2016.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes outstanding incentive award plan balances as of June 30, 2016.

Plan category	Number of securities to be issued on exercise of outstanding options, warrants and rights(a)	Weighted average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issue under equity compensation plans(c)
Equity compensation plans approved by security holders	8,994,452	$38.70	12,131,508
Employee stock purchase plan approved by security holders	N/A	N/A	1,166,685
Equity compensation plans not approved by security holders	0	0	0

Total	8,994,452	$38.70	13,298,193

(a)

Represents shares reserved for options, RSUs and PSUs outstanding under our 1997 and 2009 incentive award plans. Includes 1,924,229 shares reserved for outstanding options, 3,551,692 shares reserved for outstanding RSUs and 3,518,532 shares reserved for outstanding PSUs. Shares reserved for PSUs are calculated at target number of shares for all outstanding PSU grants, assuming target achievement of performance related conditions, even though if performance were measured as of June 30, 2016, no shares would have been earned under any PSU grant.

(b)	Represents the weighted-average exercise price of the 1,924,229 outstanding stock options as of June 30, 2016.

(c)

Represents shares available for issuance under our incentive plan and our employee stock purchase plan. Assumes 4,492,156 shares are not available to issue, because they would be issued if all outstanding performance-based stock units were earned at the maximum possible level (200% or 225% of target).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and individuals who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of change in ownership of our common stock and other equity securities. SEC regulations also require executive officers, directors and 10% stockholders to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of the forms we received, or written representations from certain reporting individuals, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and 10% stockholders during fiscal year 2016 were satisfied, except that the following two Form 4s were filed late due to administrative error: (i) Anne Reiser filed a late Form 4 on February 26, 2016, reporting the automatic exercise and hold of a stock option that was expiring; and (ii) David Pendarvis filed a late Form 4 on November 30, 2015, reporting an exercise of stock options and sale of stock conducted under a 10b5-1 sales plan.

TRANSACTIONS WITH RELATED PERSONS

Our code of conduct requires directors, executive officers, and employees to disclose any situations that would reasonably be expected to give rise to a conflict of interest. Conflicts involving executive officers may be waived only by our board or the appropriate board committee.

Under our related party transaction policy and procedures, our audit committee will review and either approve or disapprove any transaction between ResMed and an executive officer, director, director nominee, or any other “related party” (as defined under Item 404 of SEC Regulation S-K) valued at $120,000 or more. Management is responsible for providing a report to the audit committee on an ongoing basis as to all potential related party transactions. Under this policy, the audit committee has pre-approved any compensation arrangement that is approved by our compensation committee for payment to an executive officer, or to a family member of a board member or executive officer, if approved by the compensation committee or approved in the normal course of business without the participation by the board member or executive officer. We historically and currently review in detail the responses of our executive officers and directors to their director’s and officer’s questionnaires for any reportable related party transactions.

Michael Farrell is our chief executive officer and a director, and the son of Peter Farrell, our founder and non-executive chairman. Their compensation is discussed in this proxy statement under the section “Compensation Discussion and Analysis” for Michael Farrell, and “Director Compensation – 2016” for Peter Farrell. We set compensation for Michael Farrell and Peter Farrell in accordance with our related party transaction policy. In setting compensation, we followed the same policies and practices that we have historically used to set compensation for other similarly-situated employees and directors. In addition, all compensation paid to Michael Farrell and Peter Farrell was approved by our compensation committee.

In September 2016, we sold an aircraft owned by ResMed Inc. to two corporations not related to us, in equal shares, for total consideration of $1.2 million. After the sale, a trust controlled by Peter Farrell purchased the outstanding equity interest in one of the buyers, for total consideration of $600,000. The transaction was reviewed by our audit committee before completion. The committee reviewed the substance of the transaction, and concluded that it was fair and reasonable to ResMed. In reaching that conclusion, the committee considered the relevant facts and circumstances, including the following factors. The purchase price and all other material terms were negotiated and agreed with a third party before Dr. Farrell’s involvement, and didn’t change after his involvement. We obtained a third-party valuation several months before negotiating the initial transaction, and the purchase price was within the valuation range. ResMed will have no ongoing obligations after the closing of the transaction.

TRANSACTION OF OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING

We are not aware of any other matters to come before the annual meeting, and we have not received timely notice from any stockholder that they intend to present any other proposal at the meeting. If any matter not mentioned in this proxy statement is properly brought before the annual meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will have discretionary authority to vote all proxies on those matters according to their best judgment.

STOCKHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

Proposals included in the proxy statement

Under SEC rules, if a stockholder wishes to submit a proposal for possible inclusion in the proxy statement for our 2017 annual meeting, we must receive it no later than 120 days before the anniversary of this year’s mailing date. Accordingly, to be timely, we must receive any proposal at our principal executive office in San Diego, California, USA, on or before June 12, 2017. The proposal must also comply with Rule 14a-8 under the Securities and Exchange Act of 1934.

Proposals not included in the proxy statement

Under our amended and restated bylaws, to nominate a director or bring any other business before the stockholders at the 2016 annual meeting that will not be included in our proxy statement; you must comply with the procedures described below. In addition, you must notify us in writing and deliver that notice to our secretary no earlier than August 18, 2017, and no later than September 7, 2017.

Our bylaws require a stockholder’s notice of a proposed business item or nominee to include:

(1)	a brief description of the business desired to be brought before the meeting;

(2)	the reasons for conducting that business at the meeting;

(3)

any material interest of the stockholder, beneficial owner, participants with the stockholder in the solicitation, associate of the stockholder, and any other person acting in concert with the stockholder or beneficial owner (each, a “Proposing Person”) in the proposed business (including a reasonably detailed description of all understandings between or among the Proposing Persons, or between or among any Proposing Person and other person or entity);

(4)	the beneficial owner, if any, on whose behalf the proposal is made; and

(5)	if the proposed business includes a proposal to amend our bylaws, the language of the proposed amendment.

If the stockholder proposes to nominate a director, the notice must include all information relating to the nominee that is required to be disclosed under applicable SEC rules.

In addition, the bylaws provide that a stockholder proposing any nomination or other business item must include, as to all Proposing Persons:

(1)	the name and address of the Proposing Person, as they appear on our books;

(2)	the class and number of shares of our capital stock that are owned beneficially and of record by the Proposing Persons;

(3)

a representation that the stockholder is a holder of record of our stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the business or nomination;

(4)

a representation whether the Proposing Person intends: (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee; and/or (b) otherwise to solicit proxies from stockholders in support of the proposal or nomination; and

(5)	as to each Proposing Person:

a.	the full notional amount of any securities that, directly or indirectly, underly any derivative security;

b.	any rights to dividends on any shares of the company beneficially owned by the Proposing Person that are separated or separable from the underlying security;

c.	any material pending or threatened legal proceeding, in which a Proposing Person is a party, that involves us or any of our officers, directors or affiliates;

d.	any other material relationship between the Proposing Person and the company, its affiliates or principal competitors;

e.	any direct or indirect material interest of a Proposing Person with the company, its affiliates or principal competitors; and

f.

any other information relating to a Proposing Person that would be required to be disclosed in a filing required to be made in connection with the solicitation of proxies or consents in support of the business proposed to be brought before the meeting. We may require any proposed nominee to furnish other information that we may reasonably deem appropriate in determining the eligibility of the proposed nominee to serve as our director.

Our bylaws require a stockholder’s nomination to contain the following information about the nominee:

(1)	all information that would be required to be disclosed regarding the nominee if the nominee were a Proposing Person;

(2)

all information relating to the nominee that is required to be disclosed in proxy solicitations for a director election contest, or is otherwise required, in each case by the then-current version of Regulation 14A under the Securities Exchange Act of 1934, and Rule 14a-12;

(3)

a description of any direct or indirect material interest in any material contract between or among any Proposing Person, on one hand, and each candidate for nomination or the respective associates and other participants in the solicitation, on the other hand; and

(4)

the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected. Any candidates recommended by a stockholder for nomination to the board will be evaluated in the same manner that nominees suggested by board members, management or other parties are evaluated.

You may write to our secretary at ResMed Inc., 9001 Spectrum Center Boulevard, San Diego, California 92123 USA to deliver the notices discussed above and for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates under the bylaws.

Cautionary note regarding forward-looking statements

Statements contained in this proxy statement that are not historical facts are “forward-looking” statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding our plans to pay quarterly dividends, our net revenue, net income, and diluted earnings per share performance, are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Those risks and uncertainties are discussed in our Annual Report on Form 10-K for our most recent fiscal year and in other reports we file with the US Securities and Exchange Commission. Those reports are available on our website.

APPENDIX A

Reconciliation of non-GAAP financial measures

The measure, “non-GAAP income from operations” is reconciled with GAAP income from operations below (in US$ thousands, except share and per share data):

	Twelve months ended June 30,
	2016	2015

GAAP income from operations	$428,952	$409,236

Deferred revenue fair value adjustment(a)	2,332	-

SERVE-HF accrual (release)(a)	(2,804)	5,029

Restructuring expenses(a)	6,914	-

Acquisition and integration expenses(a)	5,464	-

Donations(a)	-	6,000

Amortization of acquired intangible assets(a)	23,923	8,668

Non-GAAP income from operations	$464,781	$428,933

The measures “non-GAAP net income” and “non-GAAP diluted earnings per share” are reconciled with GAAP net income and GAAP diluted earnings per share in the table below:

	Twelve months ended June 30,
	2016	2015

GAAP net income	$352,408	$352,886

Deferred revenue fair value adjustment(a)	1,478	-

SERVE-HF accrual (release), net of tax(a)	(1,963)	3,521

Restructuring expenses, net of tax(a)	5,204	-

Acquisition and integration expenses, net of tax(a)	4,943	-

Donations, net of tax(a)	-	3,796

Amortization of acquired intangible assets, net of tax(a)	17,366	6,551

Cumulative ASU 2016-09 income tax benefit not reflected in the quarter ended June 30, 2016(a)	-	-

Non-GAAP net income(a)	$379,436	$366,754

Diluted shares outstanding	141,669	142,687

GAAP diluted earnings per share	$2.49	$2.47

Non-GAAP diluted earnings per share(a)	$2.68	$2.57

(a)	ResMed adjusts for the impact of the deferred revenue fair value adjustment, movements in the SERVE-HF accrual, restructuring expenses, acquisition and integration related expenses, donations, amortization of acquired intangible assets and the cumulative income tax benefit associated with the adoption of ASU 2016-09 from their evaluation of ongoing operations and believes investors benefit from adjusting these items to facilitate a more meaningful evaluation of current operating performance.

ResMed believes that non-GAAP diluted earnings per share is an additional measure of performance investors can use to compare operating results between reporting periods. ResMed uses non-GAAP information internally in planning, forecasting, and evaluating the results of operations in the current period and in comparing it to past periods. ResMed believes this information provides investors better insight in evaluating ResMed’s performance from core operations and provides consistent financial reporting. Our use of non-GAAP measures is intended to supplement, and not to replace, our presentation of net income and other GAAP measures. Like all non-GAAP measures, non-GAAP earnings are subject to inherent limitations because they do not include all the expenses that must be included under GAAP.

RESMED INC. 9001 SPECTRUM CENTER BLVD. SAN DIEGO, CA 92123 ATTN: AGNES LEE

VOTE BY INTERNET - www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. US Eastern Time November 15, 2016. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. For your vote to be effective, it must be received on or before November 15, 2016.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. US Eastern Time November 15, 2016. Have your proxy card in hand when you call and then follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M63130-P43056	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

  RESMED INC.

The Board of Directors recommends you vote FOR the following proposals: Vote on Directors
1.	Election of two directors, each to serve until our 2019 annual meeting.

	Nominees:	For	Against	Abstain

	1a. Carol Burt	☐	☐	☐

	1b. Rich Sulpizio	☐	☐	☐

Vote on Proposals		For	Against	Abstain

2.	Ratify our appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2017.	☐	☐	☐

3.	Approve, on an advisory basis, the compensation paid to our named executive officers, as described in the proxy statement.	☐	☐	☐

Please sign exactly as your name(s) appear(s) on this notice. When signing as attorney, executor, administrator, or other fiduciary, please give full title. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

RESMED

ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, November 17, 2016, at 10:00 a.m. Australian Eastern Time;
Wednesday, November 16, 2016, at 3:00 p.m. US Pacific Time

Location:	ResMed’s Australian corporate office
1 Elizabeth Macarthur Drive Bella Vista New South Wales 2153 Australia

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M63131-P43056

ResMed Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David Pendarvis and Brett Sandercock as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of common stock of ResMed Inc. held of record by the undersigned on September 20, 2016, as of 4:00 p.m. (US Eastern Time) at the Annual Meeting of Stockholders to be held on Thursday, November 17, 2016, at 10:00 a.m. Australian Eastern Time (Wednesday, November 16, 2016, at 3:00 p.m. US Pacific Time) in ResMed’s Australian corporate office, 1 Elizabeth Macarthur Drive, Bella Vista New South Wales 2153, Australia , or any adjournment or postponement of the meeting.

If no choice is specified, the proxy will be voted “FOR” the nominees in Item 1 and “FOR” Items 2 and 3.

(See reverse for voting instructions)